Exhibit 15

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

(Securities Code: 8270)

May 4, 2016

To All Shareholders:

Norio Sako

Representative Director and President

UNY Group Holdings Co., Ltd.

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

NOTICE OF CONVOCATION OF

THE 45TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

You are cordially invited to attend the 45th Annual General Meeting of Shareholders of UNY Group Holdings Co., Ltd. (the “Company”). The meeting will be held for the purposes as described below.

If you are unable to attend the meeting, you may exercise your voting rights either in writing or by electromagnetic methods (via the Internet, etc.). Please review the attached Reference Documents for the General Meeting of Shareholders, indicate your vote for or against the respective proposals on the enclosed Voting Rights Exercise Form and return it so that it arrives by 4:00 p.m. on Wednesday, May 25, 2016 (Japan time), or exercise your voting rights via the Internet, etc. by referring to the “Guide to the Exercise of Voting Rights via the Internet, etc.” at the end of this notice.

1.	Date and Time:	10:00 a.m., Thursday, May 26, 2016 (Japan time)

2.	Place:	FOREST HALL, NTK HALL (Nagoya Citizens’ Auditorium) located at

5-1 Kanayama 1-chome, Naka-ku, Nagoya, Aichi, Japan

(Please refer to the “Location Map for the General Meeting of Shareholders” at the end of this notice.)

3.	Meeting Agenda:
	Matters to be reported:	1.	Report on the details of the Business Report, Consolidated Financial Statements and Results of Audits of the Consolidated Financial Statements by the Independent Auditor and the Board of Corporate Auditors for the 45th Fiscal Year (from March 1, 2015 to February 29, 2016)
		2.	Report on the details of the Non-consolidated Financial Statements for the 45th Fiscal Year (from March 1, 2015 to February 29, 2016)

Proposals to be resolved:
	Proposal 1:	Appropriation of Surplus
	Proposal 2:	Approval of Absorption-Type Merger Agreement between the Company and FamilyMart Co., Ltd.
	Proposal 3:	Election of Seven (7) Directors
	Proposal 4:	Election of One (1) Corporate Auditor

4.	Disclosure on the Internet:

Of the documents to be provided with this Convocation Notice and the Reference Documents for the General Meeting of Shareholders, the following matters are posted on the Company’s website (http://www.unygroup-hds.com) pursuant to applicable laws and regulations and Article 15 of the Company’s Articles of Incorporation. Accordingly, they are not included in the documents to be provided with this Convocation Notice and the Reference Documents for the General Meeting of Shareholders.

(1)	Of Proposal 2 “Approval of Absorption-Type Merger Agreement between the Company and FamilyMart Co., Ltd.” in the Reference Documents for the General Meeting of Shareholders, matters required to be presented as Notes to Consolidated Financial Statements and Notes to Non-consolidated Financial Statements in “Details of the Financial Statements, etc. for the Final Fiscal Year of FamilyMart Co., Ltd.”

(2)	Of the Company’s Consolidated Financial Statements and Non-consolidated Financial Statements for the 45th Fiscal Year, matters required to be presented as Notes to Consolidated Financial Statements and Notes to Non-consolidated Financial Statements

•	When you attend the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.

•

The Consolidated Financial Statements and the Non-consolidated Financial Statements audited by the Corporate Auditors and the Independent Auditor in the preparation of their audit reports include the Notes to Consolidated Financial Statements and the Notes to Non-consolidated Financial Statements posted on the Company’s website, in addition to the documents included in the Appendix to this Convocation Notice.

•

Any modifications to the Reference Documents for the General Meeting of Shareholders, Business Report, Non-consolidated Financial Statements and Consolidated Financial Statements will be posted on the Company’s website (http://www.unygroup-hds.com).

[Attachment]

Business Report

(From March 1, 2015 to February 29, 2016)

I.	Current State of the UNY Group

1.	Business Progress and Results

During the fiscal year under review, the Japanese economy continued on a moderate recovery track as a whole, due to continuous improvements in corporate earnings and employment conditions backed by the government’s economic measures and the financial policies of the Bank of Japan. Nevertheless, the economic environment remained uncertain, reflecting the economic slowdown in emerging nations such as China and other resource-rich nations, as well as the effect of the introduction of negative interest rates by the Bank of Japan, among other factors.

In the retail industry, to which the UNY Group belongs, business conditions are expected to remain challenging, mainly due to the sluggish recovery in personal consumption after the consumption tax hike, consumers’ tendency to cut back on spending, and intensifying competition with peers and with companies in other industries.

In this environment, the UNY Group strived to effectively utilize its management resources and to secure profitability through collaboration and cooperation among the companies in the Group, consisting of 38 companies, including the Company, 29 subsidiaries and 8 affiliates. The main businesses of the UNY Group companies are as follows: pure holding company (the Company), general merchandise stores (6 companies including UNY Co., Ltd.), convenience stores (8 companies including Circle K Sunkus Co., Ltd.), specialty stores (5 companies including Sagami Corporation, Palemo Co., Ltd. and MOLIE Co., Ltd.), financial services (2 companies including UCS Co., Ltd.), and other businesses (16 companies including Sun Sougou Maintenance Co., Ltd.).

As a result, the consolidated results of the Group for the fiscal year under review were as follows: operating revenue of ¥1,038,733 million, up 1.9% year on year, operating income of ¥22,367 million, up 10.5% year on year, and ordinary income of ¥21,657 million, up 5.7% year on year. The recording of extraordinary losses by Circle K Sunkus Co., Ltd., UNY Co., Ltd. and other companies as an impairment loss of ¥18,324 million resulted in a net loss of ¥2,873 million (compared to a net loss of ¥2,408 million for the same period of the previous fiscal year).

The results by segment are as follows:

General Merchandise Stores

Based on its never-changing philosophy toward customers, “serving customers to realize a better quality of life,” UNY Co., Ltd. strives to be a retail business trusted by customers in the regions where its stores operate to realize its corporate vision, “new life-style creation retail business.” During the fiscal year under review, we implemented four specific initiatives in pursuit of sustainable development of the company, focusing on “building and utilizing systems to change corporate management.” These initiatives were “1. Merchandising improvements: Aiming to satisfy our customers through sales of valuable products and 52-week merchandising proposals,” “2. Acquiring more customers: Aiming to acquire new customers and boost the frequency of visits by our loyal customers,” “3. Low-cost operations: Aiming to review store-based tasks, optimize staff allocation, and consolidate operations,” and “4. Conversion to a shopping center: Aiming to increase attractiveness by reviewing the product lineup in the directly-operated sales floors and introducing tenants.”

For our products, we developed products from the viewpoint of female customers, who constitute the primary customer base of UNY Co., Ltd., including the “Kodawari no zeitaku soft baguette,” the new-sensation baguette of the Prime ONE brand developed by female buyers. We also launched the “Vitz Daisy Lab EDITION” lottery bag, through a joint project by the Daisy Lab, our research center that studies the feelings of happy and active women in support of working women, and the “Vitz Committee to Boost Women’s Power” (Vitz Joshiryoku Kojyo Iinkai), a group of female employees of TOYOTA INDUSTRIES CORPORATION who design automobile accessories for women. As part of the APITA Valentine campaign “ChocolApita,” we sold original chocolates developed in collaboration with “InRed” published by TAKARAJIMASHA, Inc., which boasts the number one circulation in Japan among fashion magazines for women in their 30s. Further, we refreshed “Kodawari no zeitaku sliced bread” of the Prime ONE brand, which has gained support from many customers and reached 10 million in sales volume (four-slice loaves) in September, focusing on good taste and high quality to achieve timeless value.

As for sales planning, we held UNY Co., Ltd.’s first “APITA/PIAGO Easter Spring Festival” featuring Sanrio’s popular character “My Melody” as the Easter bunny and sold an original collaboration T-shirt designed with characters from TATSUNOKO PRODUCTION Co., Ltd. In addition, we pushed ahead with our loyal customer strategy through programs that were offered only to holders of the UCS card or the uniko card, such as a campaign commemorating the 45th anniversary of UNY Co., Ltd. and the 25th anniversary of UCS Co., Ltd., a lottery for the Sanrio Family Musical, “Hello Kitty’s Lovely Stage” and a program commemorating the ten-thousandth game of the Chunichi Dragons baseball team.

In the area of low-cost operations, we started operating the Seto Processing Center, which handles processing of packaged meats and fresh fish for APITA and PIAGO stores in the Chukyo and Kansai metropolitan areas and Nagano Prefecture. We will continue to offer value-added products at good prices by reducing the volume of store-based tasks through consolidation of processing work and by cutting product costs through bulk purchase of raw materials.

In the environmental area, we expanded ISO14001, which previously covered the head office and local offices, to include stores, in order to promote legal compliance and global environmental conservation efforts at stores. ISO14001 has now been introduced at 23 stores, one per prefecture. In addition, in August 2015, we were awarded the Ministry of the Environment’s “2014 Award for Companies Promoting Environmental Human Resource Development” in recognition of our efforts to cultivate environmentally-conscious personnel to lead our environmental activities.

As a result, operating revenue in the general merchandise stores segment rose 2.3% year on year to ¥795,523 million.

Convenience Stores

Circle K Sunkus Co., Ltd. continuously worked to realize a “nearby store offering just what you want” and promoted its “persona” strategy targeting women in their 30s and 40s in particular, whom we believe constitute a market with potential. In the area of store operations, we strived to develop stores that would attract a wide range of customers, including women, even within small commercial areas, and further improved customer service and cleanliness while enhancing our product lineup to meet customers’ needs for quick, simple and easy products. In terms of products, we continued to introduce new coffee machines for freshly brewed coffee, for which sales continue to expand, refreshed our original dessert brand, “Cherie Dolce,” and improved the quality of our fast food. The “Cherie Dolce Rich Baked Cheese Tart,” launched in November as the flagship product of our completely overhauled “Cherie Dolce” brand, was well received, in particular by female customers, producing a sales volume exceeding one million in the first three days and becoming the fastest selling Cherie Dolce product. In addition, in October, we commenced full-scale research-based customer relationship management by combining the results of a survey linked to the customer ID numbers of our “+K” members (Circle K Sunkus Co., Ltd.’s own membership organization) with analysis of the purchasing patterns of these customers gleaned through the collection of ID-linked point of sale data. We utilized this system to collect feedback from female customers and developed the “Dashi Kaoru Wafu Spaghetti” series, which performed steadily.

On the service side, we implemented sales promotion initiatives, such as issuing bonus points with the purchase of certain items to for registered “+K” members with R Point Cards, the Rakuten Group’s point card, in an effort to improve sales.

In addition, Circle K Shikoku Co., Ltd., which manages the franchise business and operates “Circle K” stores, and Tokimeki.com Co., Ltd., which operates “Circle K Sunkus Online,” have been included in the scope of consolidation from the fiscal year under review.

As a result, operating revenue in the convenience stores segment rose 5.5% year on year to ¥156,308 million.

Specialty Stores

Sagami Corporation saw a year-on-year decline in net sales in the Japanese kimono retailing business as sales at exhibitions and sale events were lower than in the previous fiscal year. Meanwhile, daily sales on weekdays steadily improved due to enhancements in kimono products and services for kimono care. In the home fashion business, sales declined from the previous fiscal year, mainly because the previous year reflected a last-minute surge in demand associated with the consumption tax rate hike in Japan and due to a decrease in the number of stores by 11 from the end of the previous fiscal year.

Palemo Co., Ltd. worked to restore profitability in the core businesses by pursuing business structural reform based on the four pillars of “merchandising reforms,” “service reforms,” “store base reforms,” and “cost reforms,” while making efforts to cut losses and reduce operating expenses. As a result, operating income improved significantly, showing a profit for the first time after three periods. Although net sales were on a gradual recovery track as the apparel business saw a decrease in inventories and improvement in merchandise freshness owing to greater precision in seasonal merchandising, results were down compared to the previous year due to factors including sluggish sales of seasonal products because of the mild winter in Japan.

As a result, operating revenue in the specialty stores segment declined 9.7% year on year to ¥52,636 million.

Financial Services

In the comprehensive credit purchase brokerage of the credit card business, UCS Co., Ltd. worked to increase transaction volume by expanding the double-point day program at APITA and PIAGO stores and the issuance of discount tickets to UCS card members, conducting sales planning with member stores inside and outside the Group and expanding preferential cardmember service offerings. Further, UCS Co., Ltd. started to issue credit cards designed with “My Melody,” the popular Sanrio character, in October 2015 to capture a new customer base including younger female users. Meanwhile, in the financing business, conditions remained challenging for transaction volume due to the prolonged effect of the revisions to the Money Lending Business Act.

With respect to the uniko card, an electronic money service, new card members were steadily captured, with the number of card holders reaching 1.56 million, and transaction volume progressed favorably through on account of an increase in the number of stores accepting the card, the launch of a discount service for the APITA online supermarket, and the implementation of Group sales planning and point system planning.

The insurance leasing business strived to expand its life insurance products by revitalizing stores and capturing customers through a shift to a general store format dealing with the products of multiple insurance companies, as well as by proposing products in response to customer needs and through enhanced sales capabilities.

As a result, operating revenue in the financial services segment rose 5.8% year on year to ¥19,500 million.

Other

In our other business segment, we cut costs as a service company inside the UNY Group and worked to expand our business outside the UNY Group.

As a result, operating revenue in the other business segment rose 1.3% year on year to ¥55,132 million.

2.	Capital Investment and Financing

Total capital investment for the fiscal year under review was ¥66,670 million. The capital investment was financed by borrowings from financial institutions and cash on hand.

(Millions of yen)
Segment	Capital investment
General Merchandise Stores	35,893
Convenience Stores	27,787
Specialty Stores	487
Financial Services	1,254
Other	1,249

Total	66,670

3.	Issues to be Addressed

Regarding the outlook of the Japanese economy, there are growing concerns over the future outlook of the economy, including the slowing of the Chinese economy, the U.S. interest rate hike, and declining personal consumption, although the bottom line effects are seen mainly by certain manufacturers on account of a decline in costs due to the weaker yen and a fall in crude oil price.

The future risks surrounding the UNY Group include labor shortages, rising labor costs, and changes in sales channels due to the spread of e-commerce, which will in turn require the establishment of new types of distribution infrastructure. Under such circumstances, the UNY Group has concluded that it is an important management issue to form a new retail group through the management integration with FamilyMart Co., Ltd. and thereby expand its corporate scale. After the integration, we will strive to build our business on the further growth of the two core businesses, the new convenience store (“CVS”) business and the general merchandise store (“GMS”)/supermarket (“SM”) business.

In the new CVS business, which will have the largest store network in Japan, we will pursue further economies of scale and synergy effects by utilizing the strength of the industry’s leading business foundation. Further, we will achieve growth on a global basis, including emerging nations (with a focus on Asia), by sharing and mobilizing the know-how of the CVS business nurtured in Japan by both companies, while further expanding the business in Japan.

In the GMS/SM business, we will change our management structure over a period of approximately three years based on the philosophy of “new life-style creation retail business,” expand the business and capture growth opportunities by utilizing the know-how of the two companies, and evolve the business into a new type of GMS business. In particular, we will build next generation stores by changing our product mix and sales floors based on the lifestyle.

The UNY Group has set its management policy in the fiscal year under review with “self support” as a key word.

All companies in the Group will work in a focused manner towards the unified goal of “strengthening the management structure,” “aiming to expand the scale by reinforcing transactions with business partners outside the Group,” and “adjusting the business style to market needs.”

We will implement the following four management measures to achieve business continuity and realize the “creation of new UNY’s forest”:

(i)	Aim to be the number one company in Japan through scale and quality expansion of the new CVS business

(ii)	Aim to capture new growth opportunities by restructuring the GMS/SM and specialty stores businesses

(iii)	Aim to link and grow the financial services and internet services businesses

(iv)	Undertake new businesses in line with future needs

Through the above measures, we will put into practice the UNY Group’s philosophy, “We in the UNY Group will deliver the greatest satisfaction each day to our customers,” to increase productivity of the entire Group while striving to maximize enterprise value.

We appreciate the continued support of our shareholders.

4.	Changes in Assets and Operating Results

	(Millions of yen, unless otherwise stated)
Category	42nd fiscal year (From Feb. 21, 2012 to Feb. 20, 2013)	43rd fiscal year (From Feb. 21, 2013 to Feb. 28, 2014)	44th fiscal year (From Mar. 1, 2014 to Feb. 28, 2015)	45th fiscal year (Fiscal year under review) (From Mar. 1, 2015 to Feb. 29, 2016)
Operating revenue	1,030,259	1,032,126	1,018,959	1,038,733
Ordinary income	33,423	25,066	20,488	21,657
Net income (loss)	30,471	7,440	(2,408)	(2,873)
Net income (loss) per share (Yen)	140.64	32.13	(10.47)	(12.49)
Total assets	832,321	950,166	952,584	973,233
Net assets	304,354	305,776	301,249	285,018

(Note)

The 43rd fiscal year represents the period of one year and 8 days from February 21, 2013 to February 28, 2014, due to the change in our fiscal year.

5.	Status of Material Subsidiaries

(1)	Status of material subsidiaries

Name	Capital (Millions of yen)	Investment ratio of the Company (%)	Principal businesses
UNY Co., Ltd.	10,000	100	General merchandise stores
Circle K Sunkus Co., Ltd.	8,380	100	Convenience store franchise business
Sagami Corporation	9,217	53.86	Sale of kimonos, jewelry, miscellaneous goods, etc.
Palemo Co., Ltd.	1,229	62.17	Sale of apparel, household goods, etc.
UCS Co., Ltd.	1,610	81.34	Financial services including credit card services and insurance agencies

(2)	Status of specified wholly owned subsidiaries at the end of the fiscal year

1)	Name and address of specified wholly owned subsidiaries

UNY Co., Ltd.

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

2)	Total book value of the shares of specified wholly owned subsidiaries held by the Company and its wholly owned subsidiaries, etc. as of the end of the fiscal year under review

¥154,185 million

3)	Total amount recorded in the assets section of the balance sheet of the Company for the fiscal year under review

¥607,011 million

6.	Principal Business

The UNY Group is a corporate group centering on the distribution business and consisting of 38 companies, including the Company, a pure holding company. The UNY Group mainly operates retail and related businesses.

7.	Principal Offices

(1)	The Company

Head office: 1, Amaikegotanda-cho, Inazawa, Aichi, Japan

(2)	Principal subsidiaries

Domestic	UNY Co., Ltd.	(Inazawa, Aichi)	228 stores
	Circle K Sunkus Co., Ltd.	(Inazawa, Aichi)	6,350 stores
	99 ICHIBA Co., Ltd.	(Yokohama, Kanagawa)	85 stores
	Sagami Corporation	(Yokohama, Kanagawa)	231 stores
	Palemo Co., Ltd.	(Inazawa, Aichi)	574 stores
	UCS Co., Ltd.	(Inazawa, Aichi)

Overseas	UNY (HK) CO., LIMITED	(Central, Hong Kong)	3 stores
	UNY (Cayman Islands) Holding Co., Ltd.	(Cayman Islands, British Overseas Territory)
	UNY (SHANGHAI) TRADING Co., Ltd.	(Shanghai, China)	1 store

(Notes)

1.	The number of stores is as of the end of the fiscal year of the applicable company.
2.	The number of stores of Circle K Sunkus Co., Ltd. includes area franchisers.
3.	UNY (SHANGHAI) TRADING Co., Ltd. is a subsidiary of UNY (Cayman Islands) Holding Co., Ltd.

8.	Employees

Number of employees	Change from previous fiscal year end
8,993	Decrease of 168 employees

(Note)

The number of employees above does not include 27,172 contract and part-time workers (the average number for the fiscal year under review).

9.	Major Lenders

(Millions of yen)
Lender	Loan amount
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,100
Resona Bank, Limited	19,000
Sumitomo Mitsui Trust Bank, Limited	14,000
The Ogaki Kyoritsu Bank, Ltd.	13,158

10.	Other Important Matters Related to the Current Situation of the UNY Group

Management Integration between the Company and FamilyMart Co., Ltd.

1)	Purpose of the Management Integration between the Company and FamilyMart Co., Ltd.

The Company and FamilyMart Co., Ltd. (“FamilyMart”) resolved, at the respective Board of Directors’ meetings of both companies held on March 10, 2015, to commence discussions concerning a management integration in the spirit of treating both companies as equals. Thereafter, an Integration Preparation Committee chaired jointly by the Presidents of both companies was established and further discussions were conducted. On October 15, 2015, the two companies entered into a basic agreement with regard to carrying out the management integration (“Management Integration”) in September 2016 (scheduled). Furthermore, at their respective Board of Directors’ meetings held on February 3, 2016, the two companies resolved to enter into an absorption-type merger agreement between the Company and FamilyMart and approved the execution of an absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. (“Circle K Sunkus”), and the agreements were entered into.

In recent years, the business environment surrounding the domestic retail market has changed considerably on account of a shrinking market tied to the declining population, competition among major CVS for new store openings, and intensifying competition with other industries such as discount retailers and department stores. We have therefore reached a decision to integrate the management resources of the two companies and establish a new retail group in order to grow the CVS and GMS businesses even further.

Through the Management Integration, we aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

2)	Overview of the Management Integration

(1)	Schedule

Execution of the basic agreement	October 15, 2015
Board approval and execution of absorption-type merger agreement and absorption-type demerger agreement	February 3, 2016
Record date for general meetings of shareholders (FamilyMart and the Company)	February 29, 2016
Annual general meetings of shareholders to approve the absorption-type merger agreement and the absorption-type demerger agreement (FamilyMart and the Company)	May 26, 2016 (scheduled) (May 24, 2016 (scheduled) for Circle K Sunkus)
Last trading day (the Company)	August 26, 2016 (scheduled)
Delisting of stocks (the Company)	August 29, 2016 (scheduled)
Effective date of the absorption-type merger and the absorption-type demerger	September 1, 2016 (scheduled)

(2)	Transaction structure

Subject to approval at the annual general meetings of shareholders of both companies, an absorption-type merger whereby FamilyMart is to be the surviving company and the Company is to be the absorbed company (“Absorption-Type Merger”; FamilyMart following the Absorption-Type Merger the “Integrated Company”) will be conducted. Upon the consummation of the Absorption-Type Merger and the approval of the partial amendment of the Articles of Incorporation regarding the change of the trade name at the annual general meeting of shareholders of FamilyMart, FamilyMart, as the surviving company, plans to change its trade name to “FamilyMart UNY Holdings Co., Ltd.” on the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016).

The Absorption-Type Merger will be followed by an absorption-type demerger whereby the Integrated Company is to be the demerged company and Circle K Sunkus, a wholly owned subsidiary of the Company, is to be the succeeding company (“Absorption-Type Demerger”). As a result of the Absorption-Type Demerger, Circle K Sunkus will succeed to the CVS business of the Integrated Company, including the CVS franchise system operated by the Integrated Company. Upon the consummation of the Absorption-Type Demerger and the approval of the partial amendment to the Articles of Incorporation regarding the change of the trade name at Circle K Sunkus’s general shareholders meeting, Circle K Sunkus, as the succeeding company of the Absorption-Type Demerger, will change its trade name to “FamilyMart Co., Ltd.” on the effective date of the Absorption-Type Demerger (scheduled to occur on September 1, 2016).

The Integrated Company’s common stock will remain listed on the First Section of Tokyo Stock Exchange, Inc. after the effective date of the Absorption-Type Merger (scheduled to occur on September 1, 2016) and will become listed on the First Section of Nagoya Stock Exchange, Inc. on the same day.

II.	Status of Shares of the Company

1. Total Number of Authorized Shares	600,000,000 shares
2. Total Number of Issued Shares	234,100,821 shares (including 3,767,479 shares of treasury stock)
3. Number of Shareholders	51,509
4. Major Shareholders (Top 10)

Shareholder	Number of shares held (Thousands of shares)	Ownership ratio (%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	25,774	11.19
Japan Trustee Services Bank, Ltd. (Trust Account)	14,231	6.17
ITOCHU Corporation	6,992	3.03
Nippon Life Insurance Company	6,807	2.95
Trust & Custody Services Bank, Ltd. (Security Investment Trust Account)	6,548	2.84
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	6,074	2.63
CHASE MANHATTAN BANK GTS CLIENTS ACCOUNT ESCROW	5,683	2.46
Aioi Nissay Dowa Insurance Co., Ltd.	5,403	2.34
Japan Trustee Services Bank, Ltd. (Trust Account 9)	5,171	2.24
The Dai-ichi Life Insurance Co., Ltd.	5,000	2.17

(Note)

Treasury stock (3,767,479 shares) is excluded from the calculation of the ownership ratios set forth above.

III.	Directors and Corporate Auditors

1.	Directors and Corporate Auditors (As of February 29, 2016)

Position	Name	Areas of responsibility and significant concurrent positions
Representative Director and President	Norio Sako	President of UNY Co., Ltd.

Director	Jiro Koshida

Senior Executive Officer, in charge of Secretary, Public & Investor

Relations and Finance & Accounting

Director of Circle K Sunkus Co., Ltd.

Outside Director of Sagami Corporation

Outside Director of UCS Co., Ltd.

Director of Palemo Co., Ltd.

Director	Takamasa Ogawa	Managing Executive Officer, in charge of Affiliates Director of UNY Co., Ltd. Outside Director of ATOM CORPORATION

Director	Jun Takahashi	Executive Officer, Group Strategic Headquarters Director and Planning & Policy Department Director

Director	Akira Ito	Executive Officer, Group Affairs Headquarters Director

Director	Shuichi Takeuchi	President of Circle K Sunkus Co., Ltd.

Director	Yuzuru Yoshida	Managing Executive Director, Managing Executive Officer of UNY Co., Ltd.

Director	Tamotsu Kokado

Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Outside Corporate Auditor of Aioi Nissay Dowa Insurance Co., Ltd.

Outside Director of SANGETSU CO., LTD.

Outside Corporate Auditor of TOHO GAS Co., Ltd.

Outside Director of AT-Group Co., Ltd.

Director	Norio Kato	Advisor of NGK SPARK PLUG CO., LTD.

Director	Takashi Saeki	Chairman of TOHO GAS Co., Ltd. Outside Director of Central Japan Railway Company Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd. Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.

Standing Corporate Auditor	Akira Ito	Corporate Auditor of UNY Co., Ltd. Outside Corporate Auditor of Palemo Co., Ltd.

Position	Name	Areas of responsibility and significant concurrent positions
Standing Corporate Auditor	Takumi Mizutani	Corporate Auditor of UNY Co., Ltd.

Corporate Auditor	Naotaka Nanya	Lawyer Corporate Auditor of Circle K Sunkus Co., Ltd. Outside Corporate Auditor of CKD Corporation

Corporate Auditor	Kazunori Tajima

Certified Public Accountant

Certified Public Tax Accountant

Outside Corporate Auditor of UNY Co., Ltd.

Outside Corporate Auditor of TOYOTA TSUSHO CORPORATION

Outside Corporate Auditor of DAIKOKU DENKI CO., LTD.

Outside Corporate Auditor of Shinwa Co., Ltd.

Outside Director of NIHON DECOLUXE CO., LTD.

(Notes)

1.	Directors Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki are Outside Directors as prescribed in Article 2, Item 15 of the Companies Act.
2.	Corporate Auditors Messrs. Naotaka Nanya and Kazunori Tajima are Outside Corporate Auditors as prescribed in Article 2, Item 16 of the Companies Act.
3.	Corporate Auditor Mr. Kazunori Tajima is a certified public accountant and has considerable knowledge of finance and accounting.
4.	The Company has filed notices naming Directors Messrs. Norio Kato and Takashi Saeki as Independent Directors and Messrs. Naotaka Nanya and Kazunori Tajima as Independent Corporate Auditors with the Tokyo Stock Exchange and the Nagoya Stock Exchange.
5.	UNY Co., Ltd., Circle K Sunkus Co., Ltd., Sagami Corporation, Palemo Co., Ltd. and UCS Co., Ltd. are subsidiaries of the Company.
6.	Messrs. Takamasa Ogawa and Yuzuru Yoshida were elected as Directors and Messrs. Takumi Mizutani and Kazunori Tajima were elected as Corporate Auditors, at the 44th Annual General Meeting of Shareholders held on May 21, 2015, and assumed their respective positions.
7.	Director Mr. Minoru Umemoto and Corporate Auditors Messrs. Tatsumi Yoshida and Ikuo Tange retired at the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of their terms of office.
8.	The Company has introduced an executive officer system and executive officers are appointed by the Board of Directors.

Executive officers who are not directors (As of March 1, 2016)

Noriko Momose	Executive Officer, Group Social Responsibility Department Director, Group Affairs Headquarters
Masanari Iwata	Executive Officer, Department Director, Group Affairs Headquarters

2.	Outline of Limited Liability Agreement

Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki have entered into agreements with the Company to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability pursuant to the agreements is ¥8 million or the minimum liability amount set out in laws and regulations, whichever is greater.

Messrs. Naotaka Nanya and Kazunori Tajima have entered into agreements with the Company to limit their liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act. The maximum amount of liability pursuant to the agreements is ¥6.5 million or the minimum liability amount set out in laws and regulations, whichever is higher.

3.	Remuneration for Directors and Corporate Auditors

Title	Number of recipients (Persons)	Remuneration amount (Millions of yen)
Director	9	81
Corporate Auditor	6	22

Total	15	103

(Notes)

1.	The above figures include two Corporate Auditors who retired as of the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of their terms of office.
2.	The remuneration amount does not include the employee salaries of Directors serving concurrently as employees.
3.	The maximum amount of total remuneration for Directors and Corporate Auditors is determined by resolution at the General Meeting of Shareholders. The remuneration amount for each Director is determined by resolution of the Board of Directors and the remuneration amount for each Corporate Auditor is determined by consultation among the Corporate Auditors.
4.	The maximum amount of remuneration for Directors was resolved at the 36th Annual General Meeting of Shareholders held on May 17, 2007 to be not more than ¥450 million per year (excluding employee salaries).
5.	The maximum amount of remuneration for Corporate Auditors was resolved at the 36th Annual General Meeting of Shareholders held on May 17, 2007 to be not more than ¥80 million per year.

4.	Matters Concerning Outside Directors and Outside Corporate Auditors

(1)	Relationships between the Company and organizations, where significant concurrent positions are held

Title	Name	Significant concurrent positions	Relationship with the Company
Outside Director	Tamotsu Kokado	Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.	The Bank of Tokyo-Mitsubishi UFJ Ltd. is a major business partner of the Company.
Outside Corporate Auditor of Aioi Nissay Dowa Insurance Co., Ltd.

Aioi Nissay Dowa Insurance Co., Ltd. is a shareholder of the Company and has insurance transactions with the Company; however, the terms and conditions of such transactions are the same as those of ordinary course transactions.

		Outside Director of SANGETSU CO., LTD.	There is no significant transaction or any other relationship between SANGETSU CO., LTD. and the Company.
Outside Corporate Auditor of TOHO GAS Co., Ltd.

The Company has ordinary transactions as a general gas consumer with TOHO GAS Co., Ltd., and Circle K Sunkus Co., Ltd., the Company’s wholly owned subsidiary, has transactions related to gas payment collection services with TOHO GAS Co., Ltd.

		Outside Director of AT-Group Co., Ltd.	There is no significant transaction or any other relationship between AT-Group Co., Ltd. and the Company.

Outside Director	Norio Kato	Advisor of NGK SPARK PLUG CO., LTD.	There is no significant transaction or any other relationship between NGK SPARK PLUG CO., LTD. and the Company.

Outside Director	Takashi Saeki	Chairman and Representative Director of TOHO GAS CO., LTD.

The Company has ordinary transactions as a general gas consumer with TOHO GAS Co., Ltd., and Circle K Sunkus Co., Ltd., the Company’s wholly owned subsidiary, has transactions related to gas payment collection services with TOHO GAS Co., Ltd.

		Outside Director of Central Japan Railway Company	There is no significant transaction or any other relationship between Central Japan Railway Company and the Company.
		Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd.	The Ogaki Kyoritsu Bank, Ltd. is a major lender of the Company.
		Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.	There is no significant transaction or any other relationship between Aichi Tokei Denki Co., Ltd. and the Company.

Title	Name	Significant concurrent positions	Relationship with the Company
Outside Corporate Auditor	Naotaka Nanya	Corporate Auditor of Circle K Sunkus Co., Ltd.	Circle K Sunkus Co., Ltd. is a wholly owned subsidiary of the Company.
		Outside Corporate Auditor of CKD Corporation	There is no significant transaction or any other relationship between CKD Corporation and the Company.

Outside Corporate Auditor	Kazunori Tajima	Outside Corporate Auditor of UNY Co., Ltd.	UNY Co., Ltd. is a wholly owned subsidiary of the Company.
		Outside Corporate Auditor of TOYOTA TSUSHO CORPORATION	There is no significant transaction or any other relationship between TOYOTA TSUSHO CORPORATION and the Company.
		Outside Corporate Auditor of DAIKOKU DENKI CO., LTD.	There is no significant transaction or any other relationship between DAIKOKU DENKI CO., LTD. and the Company.
		Outside Corporate Auditor of Shinwa Co., Ltd.	There is no significant transaction or any other relationship between Shinwa Co., Ltd. and the Company.
		Outside Director of NIHON DECOLUXE CO., LTD.	There is no significant transaction or any other relationship between NIHON DECOLUXE CO., LTD. and the Company.

(2)	Major activities in the fiscal year under review

Title	Name	Major activities
Outside Director	Tamotsu Kokado	Mr. Kokado attended 14 out of 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Director	Norio Kato	Mr. Kato attended all 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Director	Takashi Saeki	Mr. Saeki attended 14 out of 15 meetings of the Board of Directors held during the fiscal year under review and expressed fair opinions mainly from the perspective of corporate management.

Outside Corporate Auditor	Naotaka Nanya	Mr. Nanya attended all 15 meetings of the Board of Directors and all 18 meetings of the Board of Corporate Auditors held during the fiscal year under review and expressed fair opinions mainly from a legal perspective.

Outside Corporate Auditor	Kazunori Tajima	Mr. Tajima attended 11 out of 12 meetings of the Board of Directors and 9 out of 10 meetings of the Board of Corporate Auditors held after his appointment and expressed fair opinions mainly from an accounting and tax perspective.

(3)	Total amount of remuneration

	Number of recipients (Persons)	Remuneration amount (Millions of yen)	Total amount of remuneration for Directors/Corporate Auditors of subsidiaries of the Company (Millions of yen)
Total amount of remuneration	6	17	2

(Note)

The above figures include one Outside Corporate Auditor who retired at the conclusion of the 44th Annual General Meeting of Shareholders held on May 21, 2015, due to the expiration of his term of office.

IV.	Independent Auditor

1.	Name of Independent Auditor

KPMG AZSA LLC

2.	Remuneration of Independent Auditor for the Fiscal Year Under Review

(1) Remuneration of independent auditor for the fiscal year under review
Remuneration for audit services as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan	¥38 million
Remuneration for services other than those as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan	¥99 million

Total	¥137 million
(2) Total amount of monetary and other financial benefits to be paid by the Company and its subsidiaries	¥348 million

(Notes)

1.	The Board of Corporate Auditors examined the contents of the Independent Auditor’s audit plan, the status of execution of its duties in the previous fiscal year, the basis for calculating the estimated amount of its remuneration and other matters by obtaining necessary materials and receiving reports from the Board of Directors, relevant departments in the Company, and the Independent Auditor. As a result, it has given the consent stipulated in Article 399, Paragraph 1 of the Companies Act for matters including the remuneration of the Independent Auditor.
2.	There is no explicit distinction between fees for audits based on the Companies Act and those based on the Financial Instruments and Exchange Act under the audit contract entered into between the Company and the Independent Auditor, and such fees are unable to be practically distinguished; therefore, the remuneration amount for audit services as set forth in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan shows the total of these fees.
3.	The Company commissions the Independent Auditor to provide advisory services related to the adoption of International Financial Reporting Standards and matters including the accounting treatment for the Management Integration, which are services other than those stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Law of Japan (non-audit services).

3.	Policy regarding Decisions for Dismissal or Non-reappointment of Independent Auditor

If the Board of Corporate Auditors determines that the Independent Auditor falls under any of the items of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors will dismiss the Independent Auditor upon the unanimous consent of its members. In addition, in case the continuation of the audit performed by the Independent Auditor is significantly hindered or a change in the Independent Auditor is judged to be appropriate to further enhance the appropriateness of auditing, the Board of Corporate Auditors will decide upon a proposal regarding the dismissal or non-reappointment of the Independent Auditor. The Board of Directors will submit this proposal for approval at the General Meeting of Shareholders.

V.	Systems and Policies of the Company

1.	Outline of System to Ensure that the Execution of Duties by Directors Complies with Laws, Regulations and the Articles of Incorporation and Other Systems to Ensure the Proper Execution of Business Operations and Their Status of Operation

The Company has developed a system to ensure the proper execution of business operations in accordance with the Companies Act and the Ordinance for Enforcement of the Companies Act as follows:

(1)	System to ensure that the execution of duties by Directors and employees complies with laws, regulations and the Articles of Incorporation

(i)	Based on the code of conduct that embodies the philosophy of the UNY Group comprising “Mission,” “Vision” and “Five Shared Values,” the Company shall comply with laws, regulations, the Articles of Incorporation and social norms and strive to promote legitimate and fair business activities. In addition, the Company shall formulate rules and business manuals to be observed by employees based on the basic regulations approved by the Board of Directors and ensure their thorough implementation.

(ii)	The Company shall formulate compliance-related rules in accordance with laws, regulations and the Articles of Incorporation and establish a Group Risk Management Committee as an operational body to promote and control compliance activities in the Company and Group companies. The Audit Office of the Company shall perform periodic and special audits of the Company and Group companies as to the status of observance of compliance-related rules and report the results to the President and the Corporate Auditors.

(iii)	In case of any significant violation of laws or regulations or other significant event relating to compliance, the Directors shall immediately make a report to the Corporate Auditors and the Board of Directors, and correct the applicable problem.

(iv)	The Corporate Auditors shall audit whether the execution of duties by Directors complies with laws and regulations and the Articles of Incorporation and strive to improve the effectiveness of the audit function.

(v)	The Company and Group companies shall internally and externally declare their opposition to relationships with anti-social forces and take actions to exclude anti-social forces and eliminate any relationships with them. The Company shall also strengthen its alliances with external agencies including the police and lawyers, industry associations and local communities in an effort to take actions as an organization.

(2)	System for storage and management of information related to Directors’ execution of duties

The Company and Group companies shall record in writing (including electromagnetically) minutes of the general meetings of shareholders, minutes of the Board of Directors’ meetings and other information concerning the execution of duties by Directors, and store and manage them appropriately based on laws, regulations and the “Document Management Regulations.” These documents shall be available for inspection by Directors and Corporate Auditors at any time.

(3)	Regulations and other systems for management of risk of loss

(i)	The Company shall formulate risk management regulations such as the “Basic Risk Management Regulations” and establish a risk management system in order to prevent and mitigate risks to the Company and Group companies, and take proper action in the event that any risk materializes.

(ii)	A Group Risk Management Committee, chaired by the President, shall be established in the Company as a body to oversee group-wide risk management. In the event that any risk materializes, the Company shall establish an emergency response headquarters in accordance with the Crisis Management Rules and take quick and appropriate measures to minimize the damage.

(4)	System to that Directors’ execution of duties is efficient

(i)	In addition to the Board of Directors’ meetings, in order to make proper and flexible management decisions, the Company shall hold regular Management Meetings, which consist of Directors (excluding Outside Directors) and Standing Corporate Auditors of the Company, the Presidents of key subsidiaries and others to report and discuss significant matters concerning business execution.

(ii)	The Board of Directors shall formulate “Segregation of Duties Regulations,” “Administrative Authority Regulations” and “Approving Authority Regulations” to establish a system to ensure the appropriate and efficient execution of duties.

(5)	System to ensure proper business execution in the corporate group comprising the Company, its parent company and subsidiaries

(5.1)	System concerning reporting to the Company on matters regarding the execution of duties by Directors and other members of subsidiaries

(i)	The Company shall formulate “Subsidiaries and Affiliates Management Regulations” aiming for efficient group management and sound development as a corporate group and share them with Group companies. In addition, the Company shall develop necessary internal rules and regulations. The Subsidiaries and Affiliates Management Regulations shall stipulate that matters to be proposed at the general meetings of shareholders and other significant matters of the Group companies shall be reported to or approved by the Company, and the Group companies shall be required to comply therewith.

(ii)	The Company shall prepare reports on financial statements, business plans, and other matters concerning the Group companies on a quarterly basis and present them to the Board of Directors of the Company.

(iii)	The Company shall hold a “Group Management Interview” with the Presidents of the Group companies on a quarterly basis to review group policies, understand the status of management at the Group companies and discuss other significant issues of the Group.

(iv)	The Company shall regularly hold the “Group Management Administration Committee Meeting,” which shall consist of officers responsible for business operations and management in Group companies and others, the “Internal Control Subcommittee” in charge of practical operations and the “Group Risk Management Liaison Meeting” to monitor the development of internal controls in each company and discuss issues concerning the internal controls of the Group.

(5.2)	Regulations and other systems concerning management of risk of loss of subsidiaries

(i)	The Company shall formulate risk management regulations such as the “Basic Risk Management Regulations” and establish a risk management system in order to prevent and mitigate risks to the Company and the Group companies, and take proper action in the event that any risk materializes. Additionally, the Company shall strive to make each Group company thoroughly aware of the risk management regulations such as the Basic Risk Management Regulations of the Company and promote the efforts of the Group companies to develop their own internal regulations in accordance with the Company’s regulations.

(ii)	At the “Group Management Administration Committee Meeting,” which shall consist of officers responsible for business operations and management in Group companies and others, the Company shall receive implementation reports from the Risk Management Committees, etc. of the Group companies and other reports on their responses to risks. Based on these reports, the Company shall monitor the development of internal controls in each company and discuss issues concerning the internal controls of the Group.

(iii)	The Company shall establish a Group Environment and Social Contribution Committee in an effort to design and promote the global environmental protection activities and local community social contribution activities of the Group companies.

(5.3)	System to ensure the efficient execution of duties by Directors, etc. of subsidiaries

(i)	The Company shall hold a “Group Management Interview” with the Presidents of the Group companies on a quarterly basis to review group policies, understand the status of management at the Group companies and discuss other significant issues of the Group.

(ii)	In addition to the Board of Directors’ meetings, in order to make proper and flexible management decisions, the Group companies shall hold regular meetings such as management meetings, to report and discuss significant matters concerning business execution. Furthermore, the Group companies shall formulate their own regulations for the segregation of duties, administrative authority, and approving authority and establish systems to ensure the proper and efficient execution of these duties.

(5.4)	System to ensure that the execution of duties by Directors, etc. and employees of subsidiaries complies with laws and regulations and the Articles of Incorporation

(i)	The philosophy of the UNY Group comprising “Mission,” “Vision” and “Five Shared Values” has been defined as the code of conduct for the Group. The Company shall make the Group companies fully aware of the philosophy, while promoting the efforts of Group companies to prepare their own codes of conduct, etc. and make them thoroughly known to their Directors and employees.

(ii)	The Company shall enter into an advisory contract with the corporate lawyer of the Company for advisory services for the whole UNY Group and develop a system in which Group companies can seek advice on compliance issues in the execution of their duties.

(iii)	The Company shall set up a “Group Helpline,” a reporting system available for all employees in the Group to further promote the compliance system within the Group companies.

(iv)	The Directors, Corporate Auditors or those in charge of affiliates of the Company shall attend principal meetings such as those of the Boards of Directors of the Group companies, as Directors or Corporate Auditors of the Group companies, and shall understand their management situations, etc.

(v)	The Audit Office of the Company shall perform periodic and special audits of the Group companies as to the status of observance of compliance rules and report the results to the President and the Corporate Auditors.

(vi)	The Corporate Auditors of the Company shall regularly hold a “Group Corporate Auditor Liaison Meeting,” which shall consist of the Corporate Auditors of the Group companies, to monitor and inspect the development and operations of the internal control system in the Group.

(6)	System to ensure the reliability of financial reporting

In order to ensure the reliability of financial reporting, the Company shall evaluate, improve, correct, and document the status of company-wide internal controls and operational processes based on the policy of the Group Financial Reporting Internal Control Committee, and report these activities to the Management Meetings as appropriate.

(7)	Matters concerning the employees and the independence of said employees from Directors in cases where Corporate Auditors request to that employees assist in the performance of their duties

Corporate Auditors (or the Board of Corporate Auditors) may give orders necessary for the performance of their duties to employees in the Audit Office or other departments. In such cases, said employees shall not follow directions made by the Head of the Audit Office or the director in charge in respect of such orders.

(8)	System for Directors and employees including those of subsidiaries to report to Corporate Auditors and system for those who receive reports to make reports to Corporate Auditors

Directors and employees of the Company and Group companies shall promptly report matters that may have a significant impact on the Company and Group companies, the status of the execution of their duties, the status of the implementation of internal audits and the status of reporting through the reporting system Group Helpline, along with the contents of such reports, to Corporate Auditors (or the Board of Corporate Auditors) in addition to statutory matters.

In addition, reports on the status and contents of reports made through the internal reporting systems established by each of the Group companies shall be made on a quarterly basis.

(9)	System to ensure that persons who make reports will not receive disadvantageous treatment on account of such reports

(i)	The Directors and employees of the Company and Group companies shall be prohibited from imposing disadvantageous treatment on whistleblowers who make reports through the Group Helpline and the internal reporting systems established by each of the Group companies, or on persons who make reports of the type mentioned in the preceding paragraph to the Corporate Auditors, on account of such whistleblowing or reporting.

(ii)	The Company and Group companies shall stipulate matters concerning the prohibition of disadvantageous treatment to the whistleblowers in their rules of employment and internal reporting regulations, etc. and disseminate them among their Directors and employees.

(10)	Matters related to policies concerning prepayment or reimbursement procedures for expenses incurred in the execution of duties by Corporate Auditors and other treatment of expenses or liabilities incurred in the execution of such duties

(i)	The Company shall bear expenses associated with the execution of duties by Corporate Auditors upon their request, by paying such expenses either before or after incurred following the receipt of an advance application or a report made immediately after incurred.

(ii)	In the case where Corporate Auditors require their own external experts such as lawyers and certified public accountants, unless such experts are deemed unnecessary for the execution of their duties, the Company shall bear the related expenses.

(11)	Other systems to ensure effective auditing by Corporate Auditors

(i)	When requested by Corporate Auditors (or the Board of Corporate Auditors), Directors and employees shall cooperate with them in the performance of their duties. In addition, Corporate Auditors may attend major meetings of the Company and request explanations and reports relating to significant management issues.

(ii)	The President shall hold regular meetings to exchange opinions with the Corporate Auditors and the audit firm.

As for the status of the operations of the system to ensure the appropriateness of business operations in the fiscal year under review, examinations on development and operation have been conducted for each policy item. Accordingly, it has been reported to the Group Risk Management Committee and the Management Meetings and then to the Board of Directors that the systems are appropriately operated in accordance with the policies determined for each item, and all Directors and Corporate Auditors have confirmed the same.

In addition, aiming to establish a more appropriate internal control system for the Company and Group companies, the Company makes an effort to continuously implement and improve the system’s development and operations.

An overview of the status of operation of the system is as follows.

(i)	Revision and dissemination of basic policy for internal controls

The Company partially revised the basic policy for internal controls in accordance with the resolution at the Board of Directors’ meeting of the Company held on April 10, 2015. Subsequently, the revision was made known to the entire Group by explaining the purpose, details, etc. to the Company and Group companies, and the instructions were given to take necessary action.

(ii)	Compliance system

In order for Directors, etc. and employees of the Company and Group companies to act in compliance with laws, regulations, the Articles of Incorporation and social norms based on the philosophy of the UNY Group as set forth in its code of conduct, the Company makes efforts to ensure thorough awareness and compliance by setting a monthly compliance theme and other means. In addition, the Company has established the Group Helpline, which confirms on a quarterly basis the Company’s compliance status in a multilayered and multifaceted way and reports to the Board of Directors of the Company and allows the Company to verify improvements.

(iii)	Risk management system

The Company holds the Group Management Administration Committee Meeting six times a year and the Group Risk Management Committee Meeting four times a year. The Company confirms the status of risk management at the Company and Group companies as well as the details of risks that have materialized and measures in relation thereto and reports to the Board of Directors of the Company. In addition, the Company has formulated the Crisis Management Rules to minimize losses and disadvantages suffered at times of crisis and established a specific crisis control system that entails setting up an emergency response headquarters at times of crisis and other measures.

(iv)	Execution of duties by Corporate Auditors

As for material events that may affect the management of the Company, the Standing Corporate Auditors receive reports from Directors, etc. and employees, and share information obtained through their review of applications, attendance at meetings, etc. with Outside Corporate Auditors in a timely manner. In addition, they express necessary opinions and maintain close relationships with the Internal Audit Office and the Independent Auditor by exchanging information and opinions as necessary.

The Company regularly holds the Group Corporate Auditor Liaison Meeting to monitor and inspect the development and operation of the internal control systems of each of the Group companies.

2.	Basic Policy on Control of the Company

(1)	Details of the basic policy

The UNY Group, consisting of the Company, 29 subsidiaries and 8 affiliates, is a corporate group operating general merchandise stores, retail chains of convenience stores and various specialty stores, and financial and related services. Consolidated operating revenue amounts to ¥1,038.7 billion, and the number of employees, including part-time workers, exceeds 40,000 on a consolidated basis. The Group includes 5 listed companies and is striving to improve its enterprise value by pursuing synergies among the Group companies.

Under such circumstances, the UNY Group is striving to improve its business performance based on four management policies, namely, (i) growing and expanding the two core businesses: general merchandise stores and convenience stores, (ii) improving customer satisfaction by strengthening the financial services business, (iii) implementing reforms to build a stable management base for each business company, and (iv) developing new businesses to contribute to the growth of existing businesses or respond to future needs, with an aim to further enhance Group synergies and maximize the Group’s enterprise value.

The management base of the UNY Group is supported by strong relationships with various stakeholders, including local communities where its stores are located, customers in such communities, highly motivated employees who find meaning in serving customers, and, moreover, business partners efficiently providing safe, secure, and high quality merchandise. We believe that keeping and further strengthening these relationships will indeed contribute to improving the enterprise value of the Company and the UNY Group.

(2)	Measures to prevent inappropriate control of the Company

The Company believes that it is impossible to assess the UNY Group’s enterprise value appropriately without fully understanding the Company’s business foundation stated in (1) above. If a large-scale purchase of shares of the Company, where the holding ratio of voting rights of a specific group of shareholders will be 20% or more (a “large-scale purchase”), is to be conducted, it is indispensable that necessary and sufficient information be provided by both the party conducting the large-scale purchase (the “large-scale purchaser”) and the Company’s Board of Directors in order for shareholders to make an adequate decision as to whether to accept or reject such large-scale purchase proposal.

In light of the foregoing, the Company has formulated rules regarding large-scale purchases to request (i) the provision of information about the large-scale purchase by the large-scale purchaser that will be necessary for shareholders to make decisions (management policy and business plans following the large-scale purchase, policies regarding relationships with the various stakeholders mentioned in (1) above, etc.) and (ii) the establishment of a period sufficient for the Company’s Board of Directors to assess the large-scale purchase, and negotiate, discuss, form informed opinions and prepare alternative plans. In case of a failure to comply with these rules, a possibility to impose a certain countermeasure is also considered to protect the interests of shareholders.

Accordingly, the Company determined, at its Board of Directors’ meeting held on April 13, 2006, a policy on countermeasures to large-scale purchases of shares of the Company (the “takeover defense measures”) in light of the above mentioned basic policy as the measure to prevent inappropriate control, in order to improve the UNY Group’s enterprise value and the common interests of shareholders. Since then, the Company has maintained this basic approach and continued the takeover defense measures with the approval of its shareholders at the 40th Annual General Meeting of Shareholders held on May 17, 2011.

Furthermore, at the 43rd Annual General Meeting of Shareholders held on May 22, 2014, the existing takeover defense measures were reviewed to revise their provisions with respect to setting the period for requesting information, extending the period of assessment by the Board of Directors, and convening a general meeting of shareholders to confirm the intention of the shareholders. Subsequent to said revisions, the revised takeover defense measures were adopted by the Company with the approval of its shareholders.

(3)	Decisions by the Board of Directors on the measures set forth in (2) above

The Board of Directors of the Company has determined that the measures set forth in (2) above have been established in line with the basic policy set forth in (1) above for the purpose of contributing to the improvement of the Company’s enterprise value and securing the common interests of shareholders, and not for the purpose of maintaining the positions of the Directors.

(Note)

Amounts and numbers of shares shown in this business report are rounded down to the nearest whole unit.

Consolidated Balance Sheet

(As of February 29, 2016)

		(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	307,267	Current liabilities	415,836
Cash and deposits	85,447	Trade notes and accounts payable	107,759
Trade notes and accounts receivable	111,091	Short-term borrowings	2,190
Merchandise inventories	45,407	Current portion of bonds	70
Short-term loans receivable	11,325	Current portion of long-term loans payable	34,557
Deferred tax assets	4,908	Commercial paper	125,000
Other	49,904	Other accounts payable	51,281
Allowance for doubtful accounts	(818)	Income taxes payable	6,499
Fixed assets	665,966	Accrued directors’ and audit & supervisory board
Property and equipment	511,819	members’ bonuses	121
Buildings and structures	236,476	Accrued employees’ bonuses	4,886
Furniture and fixtures	8,238	Allowance for sales promotion	1,788
Land	211,283	Allowance for store system renewals	79
Leased assets	41,793	Provision for business structure reform	457
Construction in progress	7,319	Other	81,145
Other	6,707	Long-term liabilities	272,379
Intangible assets	23,994	Bonds	45
Goodwill	4,489	Long-term loans payable, less current portion	179,438
Other	19,505	Lease obligations	18,877
Investments and other assets	130,151	Deferred tax liabilities	1,764
Investment securities	20,729	Deferred tax liabilities for revaluation	67
Long-term loans receivable	2,340	Allowance for loss on interest repayments	1,690
Deferred tax assets	16,937	Provision for business structure reform	558
Employee retirement benefit asset	2,930	Employee retirement benefit liability	680
Lease deposits	80,576	Guarantee deposits from tenants	49,034
Other	8,852	Asset retirement obligations	17,504
Allowance for doubtful accounts	(2,214)	Other	2,717

		Total liabilities	688,215

		(Net assets)
		Shareholders’ equity	274,975
		Common stock	22,187
		Capital surplus	70,883
		Retained earnings	184,923
		Treasury stock	(3,018)
		Accumulated other comprehensive income	2,618
		Net unrealized gains on available-for-sale securities	4,613
		Net deferred losses on hedging instruments	(194)
		Land revaluation decrement	(300)
		Foreign currency translation adjustments	945
		Retirement benefit adjustment	(2,446)
		Minority interests	7,424

		Total net assets	285,018

Total assets	973,233	Total liabilities and net assets	973,233

(Note) Amounts are rounded down to the nearest million yen.

Consolidated Statement of Operations

(From March 1, 2015 to February 29, 2016)

	(Millions of yen)
Item	Amount
Net sales		864,767
Cost of goods sold		644,225

Gross profit		220,542
Other operating revenue		173,966

Operating gross profit		394,508
Selling, general and administrative expenses		372,140

Operating income		22,367
Non-operating income
Interest and dividend income	1,529
Other	2,269	3,798

Non-operating expenses
Interest expenses	1,765
Other	2,742	4,508

Ordinary income		21,657
Extraordinary gains
Gain on sales of fixed assets	3,294
Gain on sales of investment securities	1,942
Other	522	5,759

Extraordinary losses
Loss on disposals of property and equipment	1,290
Impairment loss on fixed assets	18,324
Provision of allowance for doubtful accounts	620
Provision for business structure reform	1,015
Other	915	22,165

Income before income taxes and minority interests		5,251
Income taxes - current	8,632
Income taxes - deferred	109	8,741

Loss before minority interests		3,490
Minority interests in net loss of consolidated subsidiaries		616

Net loss		2,873

(Note) Amounts are rounded down to the nearest million yen.

Consolidated Statement of Changes in Net Assets

(From March 1, 2015 to February 29, 2016)

			(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the fiscal year	22,187	70,883	196,083	(3,016)	286,138
Cumulative effects of changes in accounting policies			(3,858)		(3,858)
Restated balance	22,187	70,883	192,224	(3,016)	282,279
Changes in items during the period
Dividends from surplus			(4,606)		(4,606)
Increase by merger			49		49
Changes in scope of consolidation			129		129
Net loss			(2,873)		(2,873)
Purchase of treasury stock				(2)	(2)
Net changes in items other than shareholders’ equity
Total changes in items during the period	—	—	(7,301)	(2)	(7,303)
Balance at the end of the fiscal year	22,187	70,883	184,923	(3,018)	274,975

						(Millions of yen)
	Accumulated other comprehensive income
	Net unrealized gains on available- for-sale securities	Net deferred gains on hedging instruments	Land revaluation decrement	Foreign currency translation adjustments	Retirement benefit adjustment	Total accumulated other comprehen- sive income	Minority interests	Total net assets
Balance at the beginning of the fiscal year	7,143	93	(304)	606	(1,048)	6,490	8,621	301,249
Cumulative effects of changes in accounting policies							(180)	(4,039)
Restated balance	7,143	93	(304)	606	(1,048)	6,490	8,441	297,210
Changes in items during the period
Dividends from surplus								(4,606)
Increase by merger								49
Changes in scope of consolidation								129
Net loss								(2,873)
Purchase of treasury stock								(2)
Net changes in items other than shareholders’ equity	(2,529)	(287)	3	339	(1,398)	(3,871)	(1,016)	(4,888)
Total changes in items during the period	(2,529)	(287)	3	339	(1,398)	(3,871)	(1,016)	(12,192)
Balance at the end of the fiscal year	4,613	(194)	(300)	945	(2,446)	2,618	7,424	285,018

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Balance Sheet

(As of February 29, 2016)

	(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	101,209	Current liabilities	229,282
Cash and deposits	5,280	Short-term borrowings	64,512
Supplies	2	Current portion of long-term loans payable	31,222
Prepaid expenses	5	Commercial paper	125,000
Deferred tax assets	34	Other accounts payable	213
Short-term loans receivable	95,336	Accrued expenses	201
Other accounts receivable	507	Income taxes payable	120
Other	43	Gift certificates	7,029
		Deposits received	4
		Accrued directors’ and audit & supervisory
Fixed assets	505,801	board members’ bonuses	29
Property and equipment	0	Accrued employees’ bonuses	32
Furniture and fixtures	0	Provision for business structure reform	918
Intangible assets	12	Other	0
Other	12	Long-term liabilities	176,518
Investments and other assets	505,788	Long-term loans payable, less current
Investment securities	11,684	portion	176,518

Stocks of subsidiaries and affiliates	265,731	Total liabilities	405,801

Investments in capital of partnerships	9	(Net assets)
Long-term loans receivable	223,402	Shareholders’ equity	197,023
Deferred tax assets	10,470	Common stock	22,187
Other	115	Capital surplus	70,883
Allowance for doubtful accounts	(5,626)	Additional paid-in capital	61,544
		Other capital surplus	9,338
		Retained earnings	106,700
		Legal earnings reserve	2,532
		Other retained earnings	104,168
		Reserve for dividends	1,100
		General reserve	106,500
		Retained earnings brought forward	(3,431)
		Treasury stock	(2,747)
		Valuation and translation adjustments	4,186
		Net unrealized gains on available-for-sale securities	4,186

		Total net assets	201,209

Total assets	607,011	Total liabilities and net assets	607,011

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Operations

(From March 1, 2015 to February 29, 2016)

(Millions of yen)
Item	Amount
Operating revenues
Dividends from subsidiaries and affiliates	1,762
Consulting fee income from subsidiaries and affiliates	690
Commissions from subsidiaries and affiliates	364
Other	90	2,908

Selling, general and administrative expenses		1,242

Operating income		1,665
Non-operating income
Interest and dividend income	2,247
Other	39	2,286

Non-operating expenses
Interest expenses	1,226
Other	2,756	3,982

Ordinary loss		30
Extraordinary gains
Gain on sales of investment securities	1,592
Other	504	2,096

Extraordinary losses
Loss on revaluation of stocks of subsidiaries and affiliates	2,498
Provision of allowance for doubtful accounts for subsidiaries and affiliates	1,980
Provision for business structure reform	918
Other	2	5,399

Loss before income taxes		3,333
Income taxes - current	422
Income taxes - deferred	9	431

Net loss		3,765

(Note) Amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Changes in Net Assets

(From March 1, 2015 to February 29, 2016)

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus
		Additional paid-in capital	Other capital surplus	Total capital surplus
Balance at the beginning of the fiscal year	22,187	61,544	9,338	70,883
Cumulative effects of changes in accounting policies
Restated balance	22,187	61,544	9,338	70,883
Changes in items during the period
Dividends from surplus
Reversal of general reserve
Net loss
Purchase of treasury stock
Net changes in items other than shareholders’ equity
Total changes in items during the period	—	—	—	—
Balance at the end of the fiscal year	22,187	61,544	9,338	70,883

	(Millions of yen)
	Shareholders’ equity
	Retained earnings
	Legal earnings reserve	Other retained earnings
		Reserve for dividends	General reserve
Balance at the beginning of the fiscal year	2,532	1,100	108,500
Cumulative effects of changes in accounting policies
Restated balance	2,532	1,100	108,500
Changes in items during the period
Dividends from surplus
Reversal of general reserve			(2,000)
Net loss
Purchase of treasury stock
Net changes in items other than shareholders’ equity
Total changes in items during the period	—	—	(2,000)
Balance at the end of the fiscal year	2,532	1,100	106,500

		(Millions of yen)
	Shareholders’ equity
	Retained earnings		Treasury stock	Total shareholders’ equity
	Other retained earnings	Total retained earnings
	Retained earnings brought forward
Balance at the beginning of the fiscal year	2,962	115,094	(2,746)	205,418
Cumulative effects of changes in accounting policies	(22)	(22)		(22)
Restated balance	2,939	115,072	(2,746)	205,396
Changes in items during the period
Dividends from surplus	(4,606)	(4,606)		(4,606)
Reversal of general reserve	2,000	—		—
Net loss	(3,765)	(3,765)		(3,765)
Purchase of treasury stock			(0)	(0)
Net changes in items other than shareholders’ equity
Total changes in items during the period	(6,371)	(8,371)	(0)	(8,372)
Balance at the end of the fiscal year	(3,431)	106,700	(2,747)	197,023

		(Millions of yen)
	Valuation and translation adjustments		Total net assets
	Net unrealized gains on available-for-sale securities	Total valuation and translation adjustments
Balance at the beginning of the fiscal year	6,660	6,660	212,079
Cumulative effects of changes in accounting policies			(22)
Restated balance	6,660	6,660	212,056
Changes in items during the period
Dividends from surplus			(4,606)
Reversal of general reserve			—
Net loss			(3,765)
Purchase of treasury stock			(0)
Net changes in items other than shareholders’ equity	(2,474)	(2,474)	(2,474)
Total changes in items during the period	(2,474)	(2,474)	(10,847)
Balance at the end of the fiscal year	4,186	4,186	201,209

(Note) Amounts are rounded down to the nearest million yen.

Independent Auditor’s Report on Consolidated Financial Statements (Copy)

Independent Auditor’s Report

April 6, 2016

The Board of Directors

UNY Group Holdings Co., Ltd.

KPMG AZSA LLC

Masaru Yamakawa (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Kenji Suzuki (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Satoshi Zengame (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of changes in net assets and the related notes of UNY Group Holdings Co., Ltd. as at February 29, 2016 and for the year from March 1, 2015 to February 29, 2016 in accordance with Article 444-4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of UNY Group Holdings Co., Ltd. and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:

The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Independent Auditor’s Report (Copy)

Independent Auditor’s Report

April 6, 2016

The Board of Directors

UNY Group Holdings Co., Ltd.

KPMG AZSA LLC

Masaru Yamakawa (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Kenji Suzuki (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

Satoshi Zengame (Seal)

Designated Limited Liability Partner

Engagement Partner

Certified Public Accountant

We have audited the non-consolidated financial statements, comprising the balance sheet, the statement of operations, the statement of changes in net assets and the related notes, and the supplementary schedules of UNY Group Holdings Co., Ltd. as at February 29, 2016 and for the year from March 1, 2015 to February 29, 2016 in accordance with Article 436-2-1 of the Companies Act.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of UNY Group Holdings Co., Ltd. for the period, for which the financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:

The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Audit Report of the Board of Corporate Auditors (Copy)

AUDIT REPORT

With respect to the directors’ performance of their duties during the 45th fiscal year from March 1, 2015 to February 29, 2016, the Board of Corporate Auditors has prepared this audit report after deliberations based on the audit reports prepared by each Corporate Auditor, and its report is as follows:

1.	Method and Contents of Audit Conducted by Each Corporate Auditor and the Board of Corporate Auditors

The Board of Corporate Auditors has established the audit policies, audit plans, assignment of duties, etc. and received a report from each Corporate Auditor regarding the status of implementation of their audits and results thereof. In addition, the Board of Corporate Auditors has received reports from the directors, etc. and the Independent Auditor regarding the status of performance of their duties, and requested explanations as necessary.

In conformity with the auditing standards established by the Board of Corporate Auditors, and in accordance with the audit policies and assignment of duties, etc., each Corporate Auditor endeavored to facilitate a mutual understanding with the directors, the Internal audit office and other employees, etc. to collect information, maintain and improve the audit environment, attended the meetings of the Board of Directors, Management Meetings and other important meetings, received reports on the status of performance of duties from the directors and other employees, etc. and requested explanations as necessary, examined important approval documents, and inspected the status of the business operations and assets at the head office, subsidiaries and others.

Also, each Corporate Auditor regularly received reports from directors, employees and others, requested explanations when deemed necessary, and expressed his opinions about the establishment and operations of the internal control system described in the business report (the content of the resolution of the Board of Directors to develop systems to ensure that the execution of duties by directors complies with laws and regulations and the Company’s Articles of Incorporation and other systems to ensure the appropriateness of business operations of the Company as provided by Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act as well as the systems developed under such resolutions).

Each Corporate Auditor received reports from the directors, etc. and KPMG AZSA LLC regarding assessment and audits of internal controls over financial reporting, and requested explanations when necessary.

In addition, each Corporate Auditor examined the details of the basic policy stipulated in Article 118, Item 3 (a) of the Ordinance for Enforcement of the Companies Act and the measures stipulated in Article 118, Item 3 (b) of the same Ordinance described in the business report in light of the status of discussion at meetings of the Board of Directors and others.

With respect to the subsidiaries, each Corporate Auditor endeavored to facilitate a mutual understanding and exchanged information with the directors and Corporate Auditors, etc. of each subsidiary and received from subsidiaries reports on their respective businesses as necessary.

Based on the above-described methods, each Corporate Auditor examined the business report and supplementary schedules for the fiscal year under review.

In addition, each Corporate Auditor monitored and verified whether the Independent Auditor maintained its independence and properly conducted its audit, received a report from the Independent Auditor on the status of its performance of duties, and requested explanations as necessary. Each Corporate Auditor was notified by the Independent Auditor that it had developed a “system to ensure that the duties of the Independent Auditor are performed in an appropriate manner” (matters provided for by each item of Article 131 of the Company Accounting Ordinance) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), etc. and requested explanations as necessary.

Based on the above-described methods, each Corporate Auditor examined the non-consolidated financial statements (balance sheet, statement of operations, statement of changes in net assets, and related notes) and the supplementary schedules thereto, as well as the consolidated financial statements (consolidated balance sheet, consolidated statement of operations, consolidated statement of changes in net assets, and related notes) for the fiscal year under review.

2.	Results of Audit

(1)	Results of Audit of Business Report, etc.

(i)	We acknowledge that the business report and the supplementary schedules thereto fairly present the status of the Company in accordance with applicable laws and regulations and the Company’s Articles of Incorporation.

(ii)	We acknowledge that no misconduct or material fact constituting a violation of any law or regulation or the Company’s Articles of Incorporation was found with respect to the directors’ performance of their duties including those for subsidiaries.

(iii)	We acknowledge that the Board of Directors’ resolutions with respect to the internal control system are appropriate. We did not find any matter to be mentioned regarding the contents of the business report concerning the internal control system nor with respect to the directors’ performance of their duties, including internal controls over financial reporting.

(iv)	We did not find any matter to be mentioned regarding the basic policy for parties controlling decisions on the Company’s financial and business policies described in the business report. We acknowledge that the measures stipulated in Article 118, Item 3 (b) of the Ordinance for Enforcement of the Companies Act, described in the business report, are in line with such basic policy, do not impair the common interests of the Company’s shareholders and also do not aim at maintaining the positions of the Company’s directors and Corporate Auditors.

(2)	Results of Audit of Non-consolidated Financial Statements and Supplementary Schedules

We acknowledge that the methods and results of the audit performed by the Independent Auditor, KPMG AZSA LLC, are appropriate.

(3)	Results of Audit of Consolidated Financial Statements

We acknowledge that the methods and results of the audit performed by the Independent Auditor, KPMG AZSA LLC, are appropriate.

April 7, 2016

UNY Group Holdings Co., Ltd.

Board of Corporate Auditors

Akira Ito, Standing Corporate Auditor (Seal)

Takumi Mizutani, Standing Corporate Auditor (Seal)

Naotaka Nanya, Outside Corporate Auditor (Seal)

Kazunori Tajima, Outside Corporate Auditor (Seal)

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1: Appropriation	of Surplus

1.	Matters regarding Year-end Dividend

  The Company’s dividend policy generally sets the annual cash dividend at ¥20 per share and aims to provide a stable return of profits to shareholders. With this policy, the Company strives to ensure efficient funds distribution to further strengthen its financial soundness and improve business performance.

We propose that the year-end dividend for this fiscal year will be ¥10 per share.

(1)	Matters regarding allotment of dividend property to shareholders and total amount of dividend property

Per share of common stock of the Company: ¥10

Total amount: ¥2,303,333,420

Note that the annual dividend, including the interim dividend of ¥10 per share, amounts to ¥20 per share.

(2)	Effective date of the distribution of dividend of surplus

May 27, 2016

2.	Matters regarding Appropriation of Surplus

In order to pay dividends, appropriation of surplus will be as follows:

(1)	Surplus item decreased and its amount
	General reserve	¥9,000,000,000
(2)	Surplus item increased and its amount
	Retained earnings brought forward	¥9,000,000,000

Proposal 2:	Approval of Absorption-Type Merger Agreement between the Company and FamilyMart Co., Ltd.

The Company and FamilyMart Co., Ltd. (“FamilyMart”) entered into a basic agreement concerning the management integration of the two companies (“Management Integration”) on October 15, 2015 and have subsequently further discussed the Management Integration.

On February 3, 2016, the Company and FamilyMart executed an absorption-type merger agreement (“Absorption-Type Merger Agreement”) concerning an absorption-type merger (“Absorption-Type Merger”), whereby FamilyMart is to be the surviving company of the Absorption-Type Merger and the Company is to be the absorbed company. We, herein, request your approval of the Absorption-Type Merger Agreement. The purpose of the Absorption-Type Merger, details of the Absorption-Type Merger Agreement and other matters with regard to this proposal are as follows.

The Absorption-Type Merger will be effective on September 1, 2016 (scheduled) subject to the approval of proposal for an absorption-type demerger agreement as originally proposed at the shareholders meeting of FamilyMart, which was entered into between FamilyMart and Circle K Sunkus Co., Ltd. (“Circle K Sunkus”) on February 3, 2016 regarding an absorption-type demerger whereby FamilyMart is to be the demerged company and Circle K Sunkus, the wholly owned subsidiary of the Company, is to be the succeeding company and the rights and obligations held by FamilyMart with respect to the convenience store (“CVS”) business, including the CVS franchise system operated by FamilyMart, are to be succeeded to by Circle K Sunkus.

1.	Purpose of the Absorption-Type Merger

FamilyMart aims to become the retail chain of choice by not only providing convenience but offering “Convenience, Friendliness and Fun,” under its slogan of “FamilyMart, Where You Are One of the Family.” In the CVS business, FamilyMart is implementing various merchandising and operational initiatives and aggressively opening stores to enhance the growth prospects and profitability of all franchised stores in Japan. Moreover, in outlining the new strategic theme, “Fun & Fresh,” for growth toward 2020, FamilyMart will propose a next-generation CVS format to embrace a new lifestyle. Regarding its overseas business, particularly in Asian markets, by implementing and improving its business model and operational know-how developed as a Japanese CVS chain, FamilyMart is striving to maximize revenue through aggressively opening new stores and developing and expanding product offerings tailored to meet local characteristics and demands.

The Company, whose corporate philosophy consists of the principles of “Mission,” “Vision” and “Shared Values,” has a strong nationwide presence centered in central Japan. For large commercial areas, UNY Co., Ltd., which manages general merchandise stores (“GMS”), operates “APITA” and “PIAGO” stores to materialize a “new lifestyle creation retail business.” For smaller commercial areas, Circle K Sunkus, which operates the CVS business, manages the “Circle K” and “Sunkus” brands under the principle of “Bring the Highest Satisfaction.” In addition, 99 ICHIBA Co., Ltd., which manages the urban mini-supermarkets business, operates the “Mini PIAGO” stores. Each Group company makes collaborative efforts to contribute know-how, procurement, product development, and distribution capabilities to strengthen the Group’s competitiveness and capitalize on growth opportunities. Furthermore, the UNY Group operations include dedicated fashion brand retail businesses and general financial services businesses among others. In the growing Asian markets, the Company is expanding its customer-oriented store network to capture market growth.

The Japanese retail market environment has rapidly changed in recent years. The market has been challenged by a contraction due to a declining population, intensified competition for new CVS store openings, and inter-industry competition among drug stores, discounters and department stores as well as CVS operators; on the other hand, an increasing number of consumers now appreciate convenience and differentiated products, which presents new business opportunities. In overseas markets, while affected by economic cycles, the CVS business, which was developed in Japan, has established solid foundations in local markets. While the competition in the retail business has become stronger as economic development continues, both companies still see substantial growth potential by offering unique value to consumers.

Under such circumstances, the Company and FamilyMart had reached the conclusion that the two companies should integrate management resources and establish a new retail group to thrive in this competitive environment.

Through the Management Integration upon the Absorption-Type Merger, the Company and FamilyMart will integrate management resources and aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

2.	Details of the Absorption-Type Merger Agreement

Details of the Absorption-Type Merger Agreement, which the Company and FamilyMart executed on February 3, 2016, are as follows.

Absorption-Type Merger Agreement (Copy)

FamilyMart Co., Ltd. (“FamilyMart”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) enter into the following absorption-type merger agreement (this “Agreement”) as of February 3, 2016 (the “Execution Date”).

Article 1	Parties to the Absorption-Type Merger

1.1.	FamilyMart and UNY Group Holdings shall, in accordance with the provisions of this Agreement, execute an absorption-type merger (the “Absorption-Type Merger”), whereby FamilyMart is to be the surviving company and UNY Group Holdings is to be the absorbed company.

1.2.	The trade names and addresses of FamilyMart and UNY Group Holdings are as follows.

(1)	Surviving Company

Trade Name:	FamilyMart Co., Ltd. (to be changed to “FamilyMart UNY Holdings Co., Ltd.” on September 1, 2016)
Address:	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

(2)	Absorbed Company

Trade Name:	UNY Group Holdings Co., Ltd.
Address:	1, Amaikegotanda-cho, Inazawa, Aichi, Japan

Article 2	Consideration for the Absorption-Type Merger

2.1.	In the Absorption-Type Merger, FamilyMart shall deliver to each UNY Group Holdings shareholder immediately before the time at which the Absorption-Type Merger takes effect (except FamilyMart and UNY Group Holdings, each “Shareholders Receiving Consideration”) a number of common shares in FamilyMart equal to the total number of common shares in UNY Group Holdings held by that Shareholder Receiving Consideration multiplied by 0.138.

2.2.	In the Absorption-Type Merger, FamilyMart shall allocate common shares in FamilyMart to each Shareholder Receiving Consideration at a ratio of 0.138 common shares in FamilyMart for each common share in UNY Group Holdings held by that Shareholder Receiving Consideration.

Article 3	Amount of Common Stock and Reserves of FamilyMart

The amount of common stock and reserves of FamilyMart will not increase through the Absorption-Type Merger.

Article 4	Effective Date

The date on which the Absorption-Type Merger takes effect (the “Effective Date”) shall be September 1, 2016; provided, however, that FamilyMart and UNY Group Holdings may change the Effective Date upon mutual consultation and agreement as necessary to conform with the procedures of the Absorption-Type Merger or other events.

Article 5	Shareholders Meeting

On or before the day before the Effective Date, each of FamilyMart and UNY Group Holdings shall seek a resolution approving this Agreement and the necessary matters for the Absorption-Type Merger at its shareholders meeting.

Article 6	Management of Corporate Assets

During the period from the Execution Date to the Effective Date, each of FamilyMart and UNY Group Holdings shall conduct its businesses and manage and operate its assets with the due care of a good manager.

Article 7	Amendment to Terms and Conditions of the Absorption-Type Merger and Cancellation of this Agreement

During the period from the Execution Date to the Effective Date, if (i) a material change occurs in the property or managing conditions of FamilyMart or UNY Group Holdings, (ii) an event occurs or is found which could materially impede the execution of the Absorption-Type Merger, or (iii) it otherwise becomes difficult to achieve the purpose of this Agreement, FamilyMart and UNY Group Holdings may, upon mutual consultation and agreement, amend the terms and conditions or any other contents of this Agreement or cancel this Agreement.

Article 8	Effectiveness of this Agreement

This Agreement will lose its effectiveness if (i) the approval of this Agreement at the shareholders meeting of FamilyMart or UNY Group Holdings provided for in Article 5 is not obtained on or before the day before the Effective Date, or (ii) the approval of the absorption-type demerger agreement between FamilyMart and Circle K Sunkus Co., Ltd. dated February 3, 2016 at the shareholders meeting of FamilyMart provided for in Article 6 of such absorption-type demerger agreement is not obtained on or before the day before the Effective Date.

Article 9	Matters for Negotiation

In addition to the matters provided for in this Agreement, any matters necessary with respect to the Absorption-Type Merger will be determined upon negotiation and agreement between FamilyMart and UNY Group Holdings in accordance with the purpose of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed two originals of this Agreement and affix their names and seal, and each party retains one original.

February 3, 2016

FamilyMart:

3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan

FamilyMart Co., Ltd.

Representative Director and President, Isamu Nakayama (Seal)

UNY Group Holdings:

1, Amaikegotanda-cho, Inazawa, Aichi, Japan

UNY Group Holdings Co., Ltd.

Representative Director and President, Norio Sako (Seal)

3.	Overview of Items Set Forth in Article 182 of the Ordinance for Enforcement of the Companies Act of Japan (“Companies Act”)

(1)	Appropriateness of the Consideration for the Merger (Article 182, Paragraph 1, Item 1 and Paragraph 3 of the Ordinance for Enforcement of the Companies Act)

(i)	Number and Appropriateness of the Allotment of Shares Relating to the Absorption-Type Merger

1)	Allotment of Shares Relating to the Absorption-Type Merger

In the Absorption-Type Merger, FamilyMart shall allocate common shares in FamilyMart to each shareholder of the Company immediately before the time at which the Absorption-Type Merger takes effect at a ratio of 0.138 common shares in FamilyMart for each common share in the Company held by such shareholder of the Company immediately before the time at which the Absorption-Type Merger takes effect.

	FamilyMart (Surviving Company)	The Company (Absorbed Company)
Allotment of shares relating to the Absorption-Type Merger (“Merger Ratio”)	1	0.138

(Notes)

1.	The number of shares in FamilyMart to be delivered relating to the Absorption-Type Merger (scheduled): 31,754,417 shares (including 2,761,063 treasury shares of FamilyMart to be allotted). In addition, the number of shares in FamilyMart to be delivered in the Absorption-Type Merger may change due to the fluctuation of the number of the Company’s treasury shares.
2.	No shares in FamilyMart will be allotted as a result of the Absorption-Type Merger to treasury shares (3,767,479 shares as of February 29, 2016) held by the Company.
3.	Those shareholders of the Company who own less than 725 shares will own less-than-one-unit share (less than 100 shares) of FamilyMart and will not be able to sell such less-than-one-unit shares on Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) and Nagoya Stock Exchange, Inc. Shareholders who own common shares of FamilyMart of less than one unit are entitled to request the repurchase of such shares of less than one unit (procedure whereby FamilyMart purchases the shares of less than one unit from its shareholders) pursuant to Article 192, Paragraph 1 of the Companies Act, and or request to purchase such shares as are necessary to comprise one unit (procedure whereby FamilyMart sells such shares as are necessary to comprise one unit) pursuant to Article 194, Paragraph 1 of the Companies Act.
4.	For those shareholders of the Company who will receive a fraction of less than one share of FamilyMart as a result of the Absorption-Type Merger, the amount equivalent to the value of such fractional share will be paid in cash, pursuant to the provisions of Article 234 of the Companies Act and other applicable laws and regulations.

2)	Basis for the Calculation of the Merger Ratio

A.	Basis and Reasons for the Merger Ratio

The Company and FamilyMart respectively reviewed the analysis conducted by the third-party financial advisors stated below and each company’s financial condition, share price on the market and prospects, among other factors, on a comprehensive basis. Upon prudent and thorough discussions, the two companies have come to an agreement that the Merger Ratio described in “1) Allotment of Shares Relating to the Absorption-Type Merger” above is appropriate.

B.	Calculation

A)	Names of the Financial Advisors and Relationships with the Company and FamilyMart

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, each company retained independent third-party financial advisors for the calculation of the Merger Ratio. FamilyMart retained Citigroup Global Markets Japan Inc. (“Citi”) and KPMG FAS Co., Ltd. (“KPMG FAS”) as its third-party financial advisors. The Company retained Nomura Securities Co., Ltd. (“Nomura Securities”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as its third-party financial advisors.

None of the third-party financial advisors of the Company and FamilyMart has any material interest to be noted in connection with the Absorption-Type Merger.

B)	Overview of the Analysis

Please refer to Schedule 1 “Overview of the Merger Ratio Analysis by Third-Party Financial Advisors” for summaries of their respective analyses.

C.	Measures to Ensure Fairness

A)	Obtaining Valuation Reports from Independent Third-Party Financial Advisors

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, FamilyMart received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Citi and KPMG FAS. FamilyMart has not received any written opinion (a so-called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to shareholders of FamilyMart from a financial point of view from Citi or KPMG FAS.

In order to ensure the fairness and appropriateness of the Merger Ratio relating to the Absorption-Type Merger, the Company received valuation reports of the Merger Ratio regarding the Absorption-Type Merger from its third-party financial advisors, Nomura Securities and Mitsubishi UFJ Morgan Stanley Securities. The Company has not received any written opinion (a so-called “fairness opinion”) as to the fairness of the Merger Ratio relating to the Absorption-Type Merger to the shareholders of the Company from a financial point of view from Nomura Securities or Mitsubishi UFJ Morgan Stanley Securities.

B)	Advice from Independent Law Firms

In order to ensure the fairness and adequacy of the decision-making by its board of directors, FamilyMart has been advised on the method and procedure of its decision-making among other matters by Mori Hamada & Matsumoto. Mori Hamada & Matsumoto has no material interest in FamilyMart or the Company.

In order to ensure the fairness and adequacy of the decision-making of its board of directors, the Company has been advised on the method and procedure of its decision-making among other matters by TMI Associates. TMI Associates has no material interest in the Company or FamilyMart.

D.	Measures to Avoid Conflicts of Interest

In connection with the Absorption-Type Merger, the Company and FamilyMart have not taken any specific measures to avoid conflicts of interest because there is no conflict of interest between the Company and FamilyMart.

(ii)	Appropriateness of the Amount of Common Stock and Reserves of the Surviving Company of the Absorption-Type Merger

The amount of common stock and reserves of FamilyMart will not increase as a result of the Absorption-Type Merger. Such treatment was determined to the extent permitted by law and regulations after thorough discussions considering the financial condition, capital policy and other circumstances of FamilyMart, and therefore we have concluded that this treatment is appropriate.

(iii)	Reason for selecting shares of FamilyMart as consideration

The Company and FamilyMart have selected the shares of FamilyMart, the surviving company, as the consideration for the shares of the Company in connection with the Absorption-Type Merger. The shares of FamilyMart are listed on the First Section of the Tokyo Stock Exchange and even though some shareholders may receive only less-than-one-unit share of FamilyMart in response to their ownership of the shares of the Company, the shares of more than one unit can continue to be traded on the Tokyo Stock Exchange and the liquidity of shares can be secured. Additionally, receiving shares of FamilyMart, the surviving company, will allow the shareholders of the Company to receive the benefits of the integration through the Absorption-Type Merger. Taking into consideration these factors, the Company and FamilyMart have determined that it is appropriate to select the shares of FamilyMart as the consideration for the Absorption-Type Merger.

(2)	Matters of Reference for the Merger Consideration (Article 182, Paragraph 1, Item 2 and Paragraph 4 of the Ordinance for Enforcement of the Companies Act)

(i)	Details of the Articles of Incorporation of FamilyMart

Chapter 1: General Provisions

(Trade Name)

Article 1

The Company names itself FamilyMart Co., Ltd.

(Objectives)

Article 2

The Company aims to operate the following businesses:

1.	Sale of food, clothes, household goods, sundries, general goods, electric machines and devices, photo machines, devices and materials, petroleum products, entertainment goods, athletic goods, smoking goods, toys, cosmetic products, seeds, plants, animals and other goods, and manufacture, processing, wholesale, import and export and lease of related products

2.	Sale of tea, coffee, cocoa and other beverages as well as ice

3.	Agriculture, cattle, fisheries and forestry businesses, and processing and sale of agricultural, cattle, fisheries and forestry products

4.	Sale and lease of books, newspapers, art objects, art crafts, crafts and collectible stamps

5.	Sale of liquor, salt, cigarettes, rice and used objects

6.	Sale of stamps, postcards and tax stamps

7.	Manufacture and sale of drugs, drugs for animals, quasi-drugs, toxic substances, deleterious substances, pesticides, fertilizers, feed, scales and measurers, medical equipment and measurement devices

8.	Sale, lease and import and export of automobiles, automobile accessories, bicycles and bicycle accessories

9.	Management of drug stores, inns, hotels, restaurants, cram schools, culture schools, sports facilities, gas (petrol) stations and parking lots

10.	Photography service, dry cleaning service, advertising agency business, general travel service, domestic travel service and travel agency business

11.	Cargo automobile transport business, automobile disassembly and automobile maintenance service

12.	Design and implementation of comprehensive construction work, interior finishing work, gardening work

13.	Sale and purchase, lease and management of real estate and acting as an agency, brokerage and appraiser thereof

14.	Sale and purchase and lease of stores, store facility equipment, product display equipment and parts thereof

15.	Operations related to life insurance solicitation and damage insurance agency business

16.	Lending and arranging for loan and credit card business according to the Installment Sales Act

17.	Bank agency business

18.	Publishing

19.	Courier service, multi-purpose service, cleaning service and consignment for ticket sales

20.	Catalogue shopping business

21.	Collection and processing and sale of information using communication systems such as the Internet, as well as a variety of information provision services

22.	Research, training and issuance of publications on distribution and convenience stores

23.	Manufacture, sale and purchase, lease, and import and export of computer software

24.	Telecommunications businesses according to the Telecommunications Business Law

25.	Labor dispatching service and job placement service

26.	Sale of public lottery tickets according to the Public Lottery Ticket Law, and sale of sports promotion lottery tickets according to the Sports Promotion Lottery Law

27.	Acceptance of utility fees, taxes and public dues

28.	Trade in emission rights for greenhouse gases

29.	Generation and supply of electricity

30.	Technical assistance and training relating to, and investment in, retail and service operations listed in each of the above clauses 1-29

31.	Franchise system consulting services related to businesses listed in each of the above clauses 1-30

32.	Introduction and installation of automatic cash deposit machines, and outsourced administration thereof

33.	All other businesses incidental to businesses listed in each of the above clauses 1-32

(Location of Head Office)

Article 3

The head office of the Company shall be located in Toshima-ku, Tokyo, Japan.

(Organizations)

Article 4

The Company shall have the following organizations in addition to the General Meeting of Shareholders and the Directors:

1.	Board of Directors

2.	Corporate Auditors

3.	Board of Corporate Auditors

4.	Independent Auditors

(Method of Public Notice)

Article 5

Public notices of the Company shall be electronic public notices; provided, however, that if the Company is unable to issue an electronic public notice due to an accident or any other unavoidable reason, public notices of the Company shall be issued in The Nikkei, which is published in Tokyo.

Chapter 2: Shares

(Total Number of Shares Authorized to be Issued)

Article 6

The total number of shares authorized to be issued by the Company shall be two hundred fifty million (250,000,000) shares.

(Number of Shares Constituting One Unit of Stock)

Article 7

The number of shares constituting one unit of stock shall be one hundred (100).

(Request for Sale of Shares Constituting Less Than One Unit)

Article 8

A shareholder of the Company holding shares constituting less than one unit may request that the Company sell to him/her such number of shares which will, when added together with the shares constituting less than one unit, constitute one unit of stock; provided, however, that if the Company does not hold a sufficient number of shares to sell to comply with the request, such request shall not take effect.

(Transfer Agent)

Article 9

1.	The Company shall appoint a transfer agent.

2.	The transfer agent and its business office shall be designated by resolution of the Board of Directors and public notice thereof shall be issued by the Company.

3.	Preparation and retention of the register of shareholders and the ledger of stock acquisition rights of the Company, as well as any other business with respect to the register of shareholders and the ledger of stock acquisition rights of the Company, shall be entrusted to the transfer agent and shall not be handled by the Company.

(Share Handling Regulations)

Article 10

The handling of shares of the Company and fees related thereto shall be in accordance with the Share Handling Regulations set forth by the Board of Directors, as well as laws and regulations or these Articles of Incorporation.

Chapter 3: General Meeting of Shareholders

(Convocation)

Article 11

The ordinary general meeting of shareholders of the Company shall be convened within three (3) months after the end of each fiscal year and an extraordinary general meeting of shareholders shall be convened whenever necessary.

(Record Date of Ordinary General Meeting of Shareholders)

Article 12

The record date of voting rights exercisable at an ordinary general meeting of shareholders of the Company shall be the last day of February of each year.

(Venue)

Article 13

The general meeting of shareholders of the Company shall be convened at the location of the head office, its adjacent areas or the Tokyo metropolitan area.

(Chairperson)

Article 14

The President of the Company shall act as the chairperson of the general meeting of shareholders. In the event that the President is unable to act, another Director, designated in accordance with an order of priority predetermined by a resolution of the Board of Directors, shall act as the chairperson thereof.

(Disclosure via the Internet of the Reference Documents for the General Meeting of Shareholders, etc.)

Article 15

The Company shall be deemed to have provided the shareholders with the necessary information with respect to the matters to be stated or indicated in the reference documents for the general meeting of shareholders, the business reports, the financial statements and the consolidated financial statements, by disclosing such information via the Internet in accordance with the Ordinance of the Ministry of Justice.

(Method of Adopting Resolutions)

Article 16

1.	Except as otherwise provided by laws and regulations or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority vote of the attending shareholders entitled to exercise voting rights.

2.	Resolutions to be adopted pursuant to Article 309, Paragraph 2 of the Companies Act may be adopted by two-thirds (2/3) or more of the votes of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

(Exercise of Voting Rights by Proxy)

Article 17

1.	A shareholder may exercise his/her voting rights by authorizing one (1) other shareholder with voting rights to act as his/her proxy.

2.	In such case as mentioned in the preceding paragraph, the shareholder or his/her proxy must submit to the Company a document evidencing his/her authority of representation.

Chapter 4: Directors, Representative Directors, Board of Directors, etc.

(Number of Directors)

Article 18

The number of the Company’s Directors shall be fifteen (15) or less.

(Election of Directors)

Article 19

1.	Directors shall be elected at the general meeting of shareholders.

2.	Resolutions for the election of Directors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

3.	Resolutions for the election of Directors shall not be by cumulative voting.

(Term of Office of Directors)

Article 20

The term of office of a Director shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within one (1) year from his/her election to office.

(Representative Directors and Directors with Titles)

Article 21

1.	The Board of Directors shall, by its resolution, select Representative Directors from among the Directors.

2.	The Board of Directors may, by its resolution, appoint one (1) Chairperson of the Board of Directors, one (1) President, multiple Vice Chairpersons, Vice Presidents, Senior Managing Directors and Managing Directors from among the Directors.

(Convocation of Meetings of the Board of Directors)

Article 22

1.	The notice of convocation of a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor at least three (3) days prior to the meeting; provided, however, that in the event of urgency, such period may be shortened.

2.	When the consent of all Directors and Corporate Auditors is obtained in advance, a meeting of the Board of Directors may be held without following the procedures for convening a meeting.

(Omission of the Procedure for Adopting Resolutions of the Board of Directors)

Article 23

When the requirements provided for in Article 370 of the Companies Act are satisfied, resolutions of the Board of Directors shall be deemed to have been adopted.

(Regulations for the Board of Directors)

Article 24

Matters regarding the Board of Directors of the Company shall be in accordance with the Regulations for the Board of Directors set forth by the Board of Directors, as well as laws and regulations or these Articles of Incorporation.

(Limited Liability Contracts with Directors)

Article 25

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with Directors (excluding Executive Directors, etc.; hereinafter the same shall apply in this article) to the effect that, if the Directors are without knowledge and are not grossly negligent in performing their duties, the liability of the Directors under Article 423, Paragraph 1 of said Act shall be limited to the minimum liability amount provided in applicable laws and regulations.

(Executive Officers)

Article 26

1.	The Board of Directors may, by its resolution, appoint Executive Officers and direct them to execute the Company’s businesses.

2.	The Board of Directors may, by its resolution, designate Senior Managing Executive Officers, Managing Executive Officers, Senior Executive Officers and Executive Officers with any other titles from among the Executive Officers.

3.	Matters regarding Executive Officers shall be in accordance with the Regulations for Executive Officers set forth by the Board of Directors, as well as these Articles of Incorporation.

Chapter 5: Corporate Auditors and Board of Corporate Auditors

(Number of Corporate Auditors)

Article 27

The number of the Company’s Corporate Auditors shall be five (5) or less.

(Election of Corporate Auditors)

Article 28

1.	Corporate Auditors shall be elected at the general meetings of shareholders.

2.	Resolutions for the election of Corporate Auditors shall be adopted by a majority vote of the attending shareholders who hold one-third (1/3) or more of the voting rights of shareholders entitled to exercise voting rights.

(Term of Office of Corporate Auditors)

Article 29

The term of office of a Corporate Auditor shall expire upon conclusion of the ordinary general meeting of shareholders held with respect to the last fiscal year ending within four (4) years from his/her election to office.

(Convocation of Meetings of the Board of Corporate Auditors)

Article 30

1.	The notice of convocation of a meeting of the Board of Corporate Auditors of the Company shall be sent to each Corporate Auditor at least three (3) days prior to the meeting; provided, however, that in the event of urgency, such period may be shortened.

2.	When the consent of all Corporate Auditors is obtained in advance, a meeting of the Board of Corporate Auditors of the Company may be held without following the procedures for convening a meeting.

(Regulations for the Board of Corporate Auditors)

Article 31

Matters regarding the Board of Corporate Auditors of the Company shall be in accordance with the Regulations of the Board of Corporate Auditors set forth by the Board of Corporate Auditors, as well as laws and regulations or these Articles of Incorporation.

(Limited Liability Contracts with Corporate Auditors)

Article 32

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company may enter into contracts with Corporate Auditors to the effect that, if the Corporate Auditors are without knowledge and are not grossly negligent in performing their duties, the liability of the Corporate Auditors under Article 423, Paragraph 1 of said Act shall be limited to the minimum liability amount provided in applicable laws and regulations.

Chapter 6: Accounts

(Fiscal Year)

Article 33

The fiscal year of the Company shall commence on March 1 of each year and shall end on the last day of February of the following year.

(Decision-making Body with respect to Distribution of Surplus, etc.)

Article 34

Except as otherwise provided by laws and regulations, the matters specified in each item of Article 459, Paragraph 1 of the Companies Act, including distribution of surplus, etc., shall be determined by resolution of the Board of Directors, instead of the general meeting of shareholders.

(Record Dates for Distribution of Surplus)

Article 35

1.	The record dates for distribution of surplus of the Company shall be the last day of February and August 31 of each year.

2.	In addition to the provision of the preceding paragraph, the Company may distribute surplus by specifying any other record date.

(Expiration Period for Dividends)

Article 36

1.	If dividends, which are to be paid in cash, are not claimed within three (3) years from the date of commencement of payment thereof, the Company shall be relieved of the obligation to make such payment.

2.	No interest shall accrue on dividends to be paid in cash as mentioned in the preceding paragraph.

Chapter 7: Miscellaneous Provisions

(Counselors and Advisors)

Article 37

The Company may, by resolution of the Board of Directors, appoint counselors and advisors.

(ii)	Matters regarding the Method of Realization of Consideration for the Merger

1)	The market where the consideration for the merger is traded

Shares of FamilyMart are traded on the First Section of the Tokyo Stock Exchange.

2)	Person(s) providing Intermediary, Brokerage or Agency Services for the Merger Consideration

Securities companies, etc. throughout Japan will provide intermediary or brokerage services for the shares of FamilyMart.

3)	Details of Restrictions, if any, on Assignment or other Disposal of the Merger Consideration

Not applicable.

(iii)	Matters concerning the Market Price of the Merger Consideration

The following shows fluctuations in the share price of FamilyMart on the First Section of the Tokyo Stock Exchange over the past six months.

Monthly	Oct. 2015	Nov. 2015	Dec. 2015	Jan. 2016	Feb. 2016	Mar. 2016
Highest share price (Yen)	5,560	5,530	5,940	5,800	6,160	6,020
Lowest share price (Yen)	4,905	4,870	5,470	5,020	5,350	5,390

Market price and fluctuation thereof, etc. of FamilyMart shares are available in stock information and charts, etc. disclosed on the website of the Tokyo Stock Exchange at the following URL:

http://www.jpx.co.jp/

(iv)	Contents of the Balance Sheets of FamilyMart for Each Fiscal Year Which Has Ended in the Past Five Years

FamilyMart has submitted an annual securities report for each such fiscal year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act of Japan.

(3)	Matters concerning the Appropriateness of the Provisions for Stock Acquisition Rights related to the Absorption-Type Merger (Article 182, Paragraph 1, Item 3 and Paragraph 5 of the Ordinance for Enforcement of the Companies Act)

Not applicable.

(4)	Matters concerning the Financial Statements, etc. (Article 182, Paragraph 1, Item 4 and Paragraph 6 of the Ordinance for Enforcement of the Companies Act)

(i)	Details of the Financial Statements, etc. of FamilyMart for the Final Fiscal Year

Refer to “Appendix: Content of the Financial Documents, etc. Pertaining to the 35th Fiscal Year of FamilyMart Co., Ltd.” However, matters required to be presented as Notes to Consolidated Financial Statements and Notes to Non-consolidated Financial Statements of FamilyMart for the final fiscal year are posted on the Company’s website (http://www.unygroup-hds.com) pursuant to applicable laws and regulations and Article 15 of the Articles of Incorporation. Accordingly, they are not included in the documents to be provided with this Convocation Notice and the above-mentioned Appendix.

(ii)	Details of Events that Might Have a Material Impact on the Status of Corporate Assets, which Occurred after the Last Day of the Final Fiscal Year of the Company and FamilyMart

1)	The Company

Not applicable.

2)	FamilyMart

FamilyMart and Circle K Sunkus, the wholly owned subsidiary of the Company, entered into an absorption-type demerger agreement on February 3, 2016 regarding to an absorption-type demerger whereby FamilyMart is to be the demerged company and Circle K Sunkus is to be the succeeding company and the rights and obligations held by FamilyMart with respect to the CVS business, including the CVS franchise system operated by FamilyMart, are to be succeeded to by Circle K Sunkus, and such demerger will be effective on September 1, 2016 subject to the consummation of the Absorption-Type Merger.

Schedule 1

Overview of the Merger Ratio Analyses Conducted by the Third-Party Financial Advisors

1. Overview of Analyses by FamilyMart’s Third-Party Financial Advisors

Citi

Citi conducted share price analysis because each company’s shares are publicly traded and market prices are available for both companies, as well as discounted cash flow (“DCF”) analysis in order to reflect both companies’ future business activities in the valuation. In the share price analysis, Citi used October 13, 2015 as the Citi Reference Date 1, and March 5, 2015, one business day prior to the date when a speculative news article about the Management Integration was published, as the Citi Reference Date 2. Citi analyzed the share price of each company on the Citi Reference Date 1 as well as the average share price on a closing price basis in the 1-month, 3-month and 6-month periods preceding the Citi Reference Date 1 (including the Citi Reference Date 1) and analyzed the share price of each company on the Citi Reference Date 2 as well as the average share price on a closing price basis in the 1-month, 3-month and 6-month periods preceding the Citi Reference Date 2 (including the Citi Reference Date 2).

The business plan of FamilyMart that Citi used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that FamilyMart expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings. The business plan of FamilyMart is on a stand-alone basis. The Company’s business plan that Citi used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results). The Company’s business plan is on a stand-alone basis; however, a part of the value anticipated by the impact of synergies in the Integrated Company has been added to the Company’s DCF value.

The results of each methodology are indicated below. The below ranges represent the number of shares in FamilyMart allocated to each share in the Company.

Methodology	Range of the Merger Ratio
Share Price Analysis (Citi Reference Date 1)	0.136~0.139
Share Price Analysis (Citi Reference Date 2)	0.121~0.133
DCF Analysis	0.128~0.161

(Note)

The supplemental explanations with respect to assumptions, considerations, and limitations of Citi’s valuation of the Merger Ratio are as follows:

In preparing the valuation report regarding the Merger Ratio (“Citi’s Valuation Report”), Citi has assumed and relied, without independent verification, upon the accuracy and completeness of all information, including publicly available information, provided by FamilyMart or the Company, or otherwise independently reviewed by Citi. Citi’s Valuation Report also assumes that there is no relevant information that could materially affect the share values of FamilyMart or the Company, the Management Integration or any other transactions that are contemplated in the Basic Agreement (the “Transactions”) that has been omitted or which remains undisclosed to Citi. In addition, in preparing Citi’s Valuation Report, with the consent of FamilyMart, Citi has assumed that the business plans, financial forecast and any other forward-looking information with respect to FamilyMart and the Company, which were reviewed or used as assumptions by Citi, have been reasonably prepared on bases reflecting the best currently available estimates of and judgments by the management of FamilyMart or the Company as of the Citi Reference Date 1. Citi has not independently examined or verified these assumptions and does not take responsibility for such information or its feasibility. Further, Citi has assumed that (i) the Transactions will have all the effects explained in the discussions between FamilyMart and Citi and the materials provided by FamilyMart, (ii) the Transactions will be consummated in accordance with the Basic Agreement and (iii) the Basic Agreement will be executed with no changes in all material respects from the draft that was submitted to Citi on the Citi Reference Date 1. Citi has assumed that FamilyMart and the Company will observe their duties provided in the Basic Agreement and related agreements, and that indemnification liabilities that would be material to Citi’s analysis in terms of monetary value will not arise. Citi is not a professional advisor of law, accounting or tax, and nothing in Citi’s Valuation Report constitutes legal, tax or accounting advice or opinion. Citi’s Valuation Report assumes that all legal, tax and accounting issues that should be considered by FamilyMart to execute the Transactions have been appropriately examined by FamilyMart with the advice of reliable professional advisors in the respective fields as necessary. Citi’s Valuation Report also assumes that, other than the Transactions, neither FamilyMart nor the Company has plans for capital expenditures, provisions of credit or any other transactions that could have a material impact on the value of their stocks or on the Transactions, and that such plans will not change. Citi’s Valuation Report further assumes that consents, permissions, or approvals from governments and other third parties that might be required for the completion of the Transactions will be obtained, and the fact of obtaining them, or the timing or conditions for obtaining them, would not have any negative impact on the benefits to be gained by the Company through the Transactions or the share values of FamilyMart or the Company after the consummation of the Transactions. Citi’s Valuation Report is necessarily based upon information available to, and financial, market, economic and other conditions and circumstances existing and disclosed to, Citi as of the Citi Reference Date 1. Citi is not obligated to update, supplement or otherwise revise Citi’s Valuation Report, even if it is impacted by the contents of, or circumstances surrounding, a merger agreement, a demerger agreement or other definitive agreements that may be executed between FamilyMart and the Company in connection with the Management Integration or any other subsequent changes.

Citi’s Valuation Report has been prepared for FamilyMart only for the purpose of providing reference information for FamilyMart to consider a Merger Ratio in the Absorption-Type Merger. Nothing contained in Citi’s Valuation Report shall be construed as Citi recommending to (i) FamilyMart that it should execute the Transactions, including the Absorption-Type Merger, with a specific Merger Ratio or (ii) the shareholders of FamilyMart or the Company that they should approve or disapprove the Absorption-Type Merger and/or the Absorption-Type Demerger. Citi’s Valuation Report does not constitute an opinion by Citi to the shareholders of FamilyMart or the Company as to the fairness of a specific Merger Ratio. Citi has been retained as a financial advisor for FamilyMart, and Citi will receive fees from FamilyMart as compensations for the preparation of Citi’s Valuation Report and other services, which will include a fee conditioned upon the approval of the Management Integration by the general shareholders’ meetings of FamilyMart and the Company. In addition, FamilyMart has agreed to indemnify Citi for certain liabilities arising from the aforementioned services. It is possible that (i) Citi and/or its affiliates have provided in the past and/or currently provide FamilyMart, the Company and/or their affiliates with investment banking services that are not directly related to the preparation of Citi’s Valuation Report and (ii) Citi has received or may receive in the future fees with respect to such services. In addition, Citi and/or its affiliates may provide FamilyMart, the Company or any of their affiliates with securities services and other financial services or, in the ordinary course of business, engage in trading in the financial products of FamilyMart, the Company or any of their affiliates for their own account or on behalf of other clients.

KPMG FAS

As the shares of both FamilyMart and the Company are listed on the First Section of the Tokyo Stock Exchange and hence market share prices are available, KPMG FAS employed an average market price analysis method for the valuation of both companies’ shares.

In addition, in order to take into account both companies’ projected future operating activities in their values, KPMG FAS employed a DCF analysis.

The profit plan of FamilyMart that KPMG FAS used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that FamilyMart expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The Company’s profit plan that KPMG FAS used as a basis for its DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

It should be noted that the financial projections of FamilyMart and the Company’s CVS businesses used as the basis for the DCF analysis were prepared based on the assumption that the contemplated merger would occur. Accordingly, the financial projections include synergies which may occur as a result of the contemplated merger.

In performing the average market price method analysis, two valuation base dates were set by KPMG FAS: October 13, 2015 (“KPMG Valuation Base Date 1”) and March 5, 2015 (“KPMG Valuation Base Date 2”). KPMG Valuation Base Date 2 is one day before the date on which speculative news regarding the Management Integration was reported by the media. The analysis according to the average market price method was made based on each company’s share closing price as of the base date and simple average closing prices over the one-month, three-month and six-month periods prior to each base date as quoted on the First Section of the Tokyo Stock Exchange.

The ranges of the Merger Ratios (the number of FamilyMart’s common shares to be delivered per common share of the Company) calculated by KPMG FAS by using the above-mentioned valuation methods are as follows:

Methodology	Range of the Merger Ratio
Average Market Price Method (KPMG Valuation Base Date 1)	0.136~0.139
Average Market Price Method (KPMG Valuation Base Date 2)	0.121~0.133
DCF Analysis Method	0.114~0.143

In calculating the Merger Ratios, KPMG FAS relied on and assumed the accuracy and completeness of all information provided by both companies and information obtained from publicly available sources. Accordingly, KPMG FAS has not independently verified the accuracy and completeness of the information provided to or used by it for its analysis. In addition, KPMG FAS has not independently appraised the value of each individual asset and liability owned by both companies, their subsidiaries, related companies and unconsolidated subsidiaries, nor has it requested a third party expert’s appraisal of such individual assets and liabilities.

The calculation of the Merger Ratio conducted by KPMG FAS reflects the information received and economic conditions observed by it as of October 13, 2015. Further, the calculation of the Merger Ratios conducted by KPMG FAS using DCF analysis is based on the assumption that the financial projections for both companies used for the analysis were prepared by their respective management teams with reasonable judgment and logic based on the best estimates currently available to them.

2. Overview of Analyses by the Company’s Third-Party Financial Advisors

Nomura Securities

In the valuation of FamilyMart, as shares of FamilyMart are listed on a financial instruments exchange and a market share price exists, Nomura Securities performed an average market price analysis with the base dates of October 13, 2015 (the “Nomura Base Date 1”) and March 5, 2015, the business day immediately before the date on which the media reported the Management Integration, (the “Nomura Base Date 2”). The analysis was performed based on the respective average closing prices of the shares of FamilyMart on the First Section of the Tokyo Stock Exchange for the most recent six month-period prior to each calculation base date; the most recent three month-period prior to each calculation base date; the most recent one month-period prior to each calculation base date; the five business days prior to each calculation base date; and the closing share price on each calculation base date. In addition, as there are several listed companies comparable to FamilyMart, Nomura Securities performed a comparable company analysis which enabled an analogical inference of share value. Furthermore, in order to reflect the state of future business activities of FamilyMart in the assessment, Nomura Securities performed a DCF analysis.

In the valuation of the Company, as shares of the Company are listed on a financial instruments exchange and a market share price exists, Nomura Securities performed an average market price analysis, with the Nomura Base Date 1 and the Nomura Base Date 2 as the base dates. The analysis was performed based on the respective average closing prices of the shares of the Company on the First Section of the Tokyo Stock Exchange for the most recent six month-period prior to each calculation base date; the most recent three month-period prior to each calculation base date; the most recent one month-period prior to each calculation base date; the five business days prior to each calculation base date; and the closing share price on each calculation base date. In addition, as there are several listed companies comparable to the Company, Nomura Securities performed a comparable company analysis which enabled an analogical inference of share value. Furthermore, in order to reflect the state of future business activities of the Company in the assessment, Nomura Securities performed a DCF analysis.

Nomura Securities did not include the value anticipated by the impact of synergies as a result of the Management Integration on the profit plan of FamilyMart and the Company as a basis for its comparable company or DCF analyses.

The following shows the assessment ranges that were derived from each calculation method, when the share value per share of FamilyMart is set at one (1).

Methodology	Range of the Merger Ratio
Average Market Price Analysis (Nomura Base Date 1)	0.136~0.139
Average Market Price Analysis (Nomura Base Date 2)	0.121~0.133
Comparable Company Analysis	0.095~0.129
DCF Analysis	0.055~0.159

In calculating the Merger Ratio above, Nomura Securities used information which was provided by both companies and public information without any independent verification for accuracy and completeness on the assumption that such information was accurate and complete. Nomura Securities did not independently perform any valuation, appraisal or assessment of assets and liabilities (including contingent liabilities or individual assets and liabilities) of either company or its respective affiliates, nor did it separately request any third-party institution to perform any such appraisal or assessment. The calculation of the Merger Ratio by Nomura Securities is based on the information available and economic conditions as of October 13, 2015. Nomura Securities also assumed that the financial projections of FamilyMart and the Company had been reasonably prepared based on the best projections and judgments currently available to the management of both companies.

The profit plan of FamilyMart that Nomura Securities used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that FamilyMart expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The Company’s profit plan that Nomura Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

Mitsubishi UFJ Morgan Stanley Securities

After considering a number of methods to adopt for calculating the Merger Ratio, Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio using the market price analysis method, as the shares of the Company and FamilyMart are listed and market share prices are available; the comparable company analysis method, as the Merger Ratio can be calculated by comparing financial indices representing the market share prices and earnings, etc., of listed companies which conduct businesses relatively similar to those of the Company and FamilyMart; and the DCF analysis method, in order to reflect the future expected business activity of the Company and FamilyMart in the calculation. Mitsubishi UFJ Morgan Stanley Securities analyzed the Merger Ratio by comprehensively considering the results of such analyses. In the market price analysis, Mitsubishi UFJ Morgan Stanley Securities calculated the implied ranges of the market price by calculating: (i) using October 13, 2015 as a calculation base date (the “MUMSS Base Date 1”), the average closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the MUMSS Base Date 1 and the average closing market price on the MUMSS Base Date 1, respectively, and (ii) using March 5, 2015 as another calculation base date (the “MUMSS Base Date 2”), which was the last trading day prior to March 6, 2015 on which the Management Integration was first reported in the news media, the closing market prices on the Tokyo Stock Exchange during each of the one month-period, three month-period and six month-period prior to and including the MUMSS Base Date 2 and the closing market price on the MUMSS Base Date 2, respectively. In the comparable company analysis, Mitsubishi UFJ Morgan Stanley Securities selected and analyzed the enterprise value/EBITDA and PER of listed companies comparable to the Company and FamilyMart. In addition, Mitsubishi UFJ Morgan Stanley Securities used financial projections of the Company and FamilyMart on a stand-alone basis without considering the value anticipated by the impact of the Management Integration provided by the companies as the basis for its DCF analysis calculation.

The profit plan of FamilyMart that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its DCF analysis includes a fiscal year when a large increase in earnings is anticipated in comparison with the previous fiscal year. This is due to the fact that the company expects a significant year-on-year increase in the fiscal year ending February 28, 2019 because of the impact of past store openings.

The Company’s profit plan that Mitsubishi UFJ Morgan Stanley Securities used as a basis for its comparable company analysis and the DCF analysis includes fiscal years with large increases and decreases in the anticipated earnings from the respective previous fiscal years (i.e. a large increase year-on-year in the fiscal year ending February 29, 2016 because of a net loss incurred in the previous fiscal year, a large decrease year-on-year in the fiscal year ending February 28, 2017 because of one-time restructuring charges and a large increase year-on-year in the fiscal years ending February 28, 2019 and February 29, 2020 because of the realization of restructuring results).

The following table summarizes the ranges of the Merger Ratio calculated by Mitsubishi UFJ Morgan Stanley Securities under each methodology (assuming that the share value per share of FamilyMart is set at one (1)).

Methodology	Range of the Merger Ratio
Market Price Analysis Method (MUMSS Base Date 1)	0.136~0.139
Market Price Analysis Method (MUMSS Base Date 2)	0.121~0.133
Comparable Company Analysis Method	0.077~0.166
DCF Analysis Method	0.072~0.158

(Note)

In performing its analysis with respect to the Merger Ratio, Mitsubishi UFJ Morgan Stanley Securities has assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company or FamilyMart. Mitsubishi UFJ Morgan Stanley Securities has assumed that all financial projections have been reasonably prepared to reflect the best estimates and judgments by the management of the Company and FamilyMart of the future financial performance of the Company and FamilyMart. Mitsubishi UFJ Morgan Stanley Securities has not made, nor has it obtained from any third party, any independent valuation or appraisal of the assets or liabilities (including any off-balance sheet assets and liabilities and contingent liabilities) of the Company, FamilyMart or their respective affiliates. The analysis by Mitsubishi UFJ Morgan Stanley Securities is based on the aforementioned information made available to it as of October 13, 2015.

Proposal 3:	Election of Seven (7) Directors

The terms of office of all ten (10) current Directors will expire at the conclusion of this General Meeting of Shareholders. In order to improve the efficiency of the management system, we propose that the number of Directors be reduced by three (3) and seven (7) Directors be elected.

The candidates for Director are as follows:

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company	Special relationship of interest in the Company
1	Norio Sako (July 16, 1957)	March 1980	Joined the Company	50,900 shares	None
		May 2006	Executive Officer of the Company
		May 2008	Director, Executive Officer of the Company
		May 2011	Managing Director, Managing Executive Officer of the Company
		May 2012	Senior Managing Director, Senior Executive Officer of the Company
		February 2013	Director of the Company
		February 2013	Representative Director and President of UNY Co., Ltd. (present)
		March 2015	Representative Director and President of the Company (present)
Important Positions Concurrently Held in Other Organizations Representative Director and President of UNY Co., Ltd.

2	Jiro Koshida (December 20, 1954)	March 1979	Joined the Company	17,500 shares	None
		May 2006	Executive Officer of the Company
		May 2009	Director, Executive Officer of the Company
		May 2011	Managing Director, Managing Executive Officer of the Company
		May 2012	Senior Managing Director, Senior Managing Executive Officer of the Company
		February 2013	Senior Managing Director, Chief Financial Officer of the Company
		February 2013	Director of Circle K Sunkus Co., Ltd. (present)
		May 2014	Director, Senior Executive Officer, Chief Financial Officer of the Company
		March 2015	Director, Senior Executive Officer of the Company
		May 2015	Director, Senior Executive Officer, in charge of Secretary, Public & Investor Relations and Finance & Accounting of the Company (present)
Important Positions Concurrently Held in Other Organizations
Director of Circle K Sunkus Co., Ltd.
Outside Director of Sagami Corporation
Outside Director of UCS Co., Ltd.
Director of Palemo Co., Ltd.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company	Special relationship of interest in the Company
3	Jun Takahashi (August 24, 1959)	June 1989	Joined Circle K Japan Co., Ltd. (currently Circle K Sunkus Co., Ltd.)	11,200 shares	None
		March 2008	Executive Officer, Regional Division No. 4 Director of Circle K Sunkus Co., Ltd.
		May 2010	Director, Sales Division Director of Circle K Sunkus Co., Ltd.
		February 2013	Director, Group Strategic Headquarters Director and Store Development Department Director of the Company
		May 2014	Director, Executive Officer, Group Strategic Headquarters Director and Store Development Department Director of the Company
		March 2015	Director, Executive Officer, Group Strategic Headquarters Director of the Company
		February 2016	Director, Executive Officer, Group Strategic Headquarters Director and Planning & Policy Department Director of the Company (present)

4	Shuichi Takeuchi (July 22, 1962)	November 1991	Joined Circle K Japan Co., Ltd. (currently Circle K Sunkus Co., Ltd.)	14,000 shares	None
		March 2011	Executive Officer, Regional Division No. 5 Director of Circle K Sunkus Co., Ltd.
		May 2012	Director, Sales Division Director of Circle K Sunkus Co., Ltd.
		February 2013	Representative Director and President of Circle K Sunkus Co., Ltd. (present)
		May 2013	Director of the Company (present)
Important Positions Concurrently Held in Other Organizations
Representative Director and President of Circle K Sunkus Co., Ltd.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company	Special relationship of interest in the Company
5	Tamotsu Kokado (November 8, 1950)	April 1974	Joined The Tokai Bank, Ltd. (currently The Bank of Tokyo-Mitsubishi UFJ, Ltd.)	0 shares	None
		April 2000	Executive Officer of The Tokai Bank, Ltd.
		January 2002	Executive Officer of UFJ Bank Limited (currently The Bank of Tokyo-Mitsubishi UFJ, Ltd.)
		May 2003	Managing Executive Officer of UFJ Bank Limited
		January 2006	Managing Executive Officer of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
		October 2008	Senior Managing Executive Officer of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
		June 2009	Deputy President of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
		June 2012	Standing Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
		May 2013	Director of the Company (present)
		June 2015	Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd. (present)
Important Positions Concurrently Held in Other Organizations
Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Outside Corporate Auditor of Aioi Nissay Dowa Insurance Co., Ltd.
Outside Director of SANGETSU CO., LTD.
Outside Corporate Auditor of TOHO GAS Co., Ltd.
Outside Director of AT-Group Co., Ltd.

No.	Name (Date of birth)	Career summary, positions, responsibilities and important positions concurrently held in other organizations		Number of shares owned in the Company	Special relationship of interest in the Company
6	Norio Kato (March 24, 1943)	April 1965	Joined NGK SPARK PLUG CO., LTD.	0 shares	None
		June 1997	Director of NGK SPARK PLUG CO., LTD.
		June 2000	Managing Director of NGK SPARK PLUG CO., LTD.
		June 2003	Senior Managing Director of NGK SPARK PLUG CO., LTD.
		April 2004	Representative Director and President of NGK SPARK PLUG CO., LTD.
		June 2011	Representative Director and Chairman of the Board of NGK SPARK PLUG CO., LTD.
		June 2013	Advisor of NGK SPARK PLUG CO., LTD. (present)
		May 2014	Director of the Company (present)
Important Positions Concurrently Held in Other Organizations Advisor of NGK SPARK PLUG CO., LTD.

7	Takashi Saeki (June 14, 1951)	April 1974	Joined TOHO GAS Co., Ltd.	0 shares	None
		June 2004	Director of TOHO GAS Co., Ltd.
		June 2006	Director, Managing Executive Officer of TOHO GAS Co., Ltd.
		June 2008	Representative Director, President, and Executive Officer of TOHO GAS Co., Ltd.
		June 2012	Chairman and Representative Director of TOHO GAS Co., Ltd. (present)
		May 2014	Director of the Company (present)
Important Positions Concurrently Held in Other Organizations
Chairman and Representative Director of TOHO GAS Co., Ltd.
Outside Director of Central Japan Railway Company
Outside Corporate Auditor of The Ogaki Kyoritsu Bank, Ltd.
Outside Corporate Auditor of Aichi Tokei Denki Co., Ltd.

(Notes)

1.	UNY Co., Ltd., Circle K Sunkus Co., Ltd., Sagami Corporation, Palemo Co., Ltd. and UCS Co., Ltd. are subsidiaries of the Company.
2.	Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki are candidates for Outside Director.
3.	Special notes relating to the candidates for Outside Director are as follows:
(1)	Reasons for nominating candidates for Outside Director
(i)	Mr. Tamotsu Kokado is nominated as a candidate for Outside Director as he would be able to reflect his extensive experience and broad knowledge gained over many years as an executive at financial institutions in the management of the Company.
(ii)	Mr. Norio Kato is nominated as a candidate for Outside Director as he would be able to reflect his extensive experience and broad knowledge gained over many years as a corporate executive in the management of the Company. NGK SPARK PLUG CO., LTD., where Mr. Kato concurrently serves as Advisor, has no significant business transactions or other relationships with the Company.

(iii)	Mr. Takashi Saeki is nominated as a candidate for Outside Director as he would be able to reflect his extensive experience and broad knowledge gained over many years as a corporate executive in the management of the Company. Mr. Saeki is Chairman and Representative Director of TOHO GAS Co., Ltd., with which the Company has ordinary course business transactions as a general gas consumer. Further, Circle K Sunkus Co., Ltd., which is a wholly owned subsidiary of the Company, has business transactions related to gas payment receiving agent services with TOHO GAS CO., LTD., but the transaction amount is as small at less than 0.01% of the consolidated operating revenue of the Company. Therefore, the Company believes that these business transactions with TOHO GAS Co., Ltd. will not affect Mr. Saeki’s independence as an Outside Director of the Company.
(2)	Number of years since the candidates for Outside Director were appointed as Outside Directors
(i)	Mr. Tamotsu Kokado will have been in office as an Outside Director for three years at the conclusion of this General Meeting of Shareholders.
(ii)	Mr. Norio Kato will have been in office as an Outside Director for two years at the conclusion of this General Meeting of Shareholders.
(iii)	Mr. Takashi Saeki will have been in office as an Outside Director for two years at the conclusion of this General Meeting of Shareholders.
(3)	Contracts for limitation of liability with the candidates for Outside Director

The Company has entered into a contract with each of Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki, each of whom is a candidate for Outside Director, to limit his liability for damages pursuant to Article 423, Paragraph 1 of the Companies Act, in accordance with the provisions of the Articles of Incorporation. Pursuant to the contract, the maximum amount of liability is ¥8 million or the minimum liability amount provided in applicable laws and regulations, whichever is higher. If the reelection of each of Messrs. Tamotsu Kokado, Norio Kato and Takashi Saeki is approved, the Company plans to extend the aforementioned contract for limitation of liability with each of them.

4.	The Company has filed a notice identifying Messrs. Norio Kato and Takashi Saeki as Independent Directors with the Tokyo Stock Exchange and the Nagoya Stock Exchange.
5.	Mr. Tamotsu Kokado is Advisor of The Bank of Tokyo-Mitsubishi UFJ, Ltd., our major business partner, and his career summary for the past five years is as stated above.
6.	The Company, by resolution at the 41st Annual General Meeting of Shareholders held on May 17, 2012, caused UNY Group Holdings Co., Ltd., which was a wholly owned subsidiary of the Company, to succeed to the entire business of the Company on February 21, 2013 by absorption-type demerger, and became a pure holding company. On the same day, the Company changed its trade name to UNY Group Holdings Co., Ltd. as a pure holding company, and UNY Group Holdings Co., Ltd. changed its trade name to UNY Co., Ltd. as an operating company.

Proposal 4:	Election of One (1) Corporate Auditor

The term of office of Corporate Auditor Mr. Akira Ito will expire at the conclusion of this General Meeting of Shareholders. Accordingly, we propose that one (1) Corporate Auditor be elected.

Board of Corporate Auditors has given prior approval to this proposal.

The candidate for Corporate Auditor is as follows:

Name (Date of birth)	Career summary, positions and important positions concurrently held in other organizations		Number of shares owned in the Company	Special relationship of interest in the Company
Akira Ito (March 15, 1957)	March 1979	Joined U-STORE Co., Ltd.	13,502 shares	None
	May 2006	Executive Officer of U-STORE Co., Ltd.
	May 2007	Director of U-STORE Co., Ltd.
	August 2008	Executive Officer, East Division General Manager of U-STORE Operation Department of the Company
	February 2009	Executive Officer, Chukyo-South Division General Manager of PIAGO Operation Department of the Company
	February 2010	Executive Officer, Chukyo-Chu Division General Manager of PIAGO Operation Department of the Company
	April 2012	Executive Officer, in charge of PIAGO Operation Department of the Company
	May 2012	Standing Corporate Auditor of the Company (present)
	February 2013	Corporate Auditor of UNY Co., Ltd. (present)
Important Positions Concurrently Held in Other Organizations
Corporate Auditor of UNY Co., Ltd.
Outside Corporate Auditor of Palemo Co., Ltd.

(Notes)

1.	UNY Co., Ltd. and Palemo Co., Ltd. are subsidiaries of the Company.
2.	The Company, by resolution at the 41st Annual General Meeting of Shareholders held on May 17, 2012, caused UNY Group Holdings Co., Ltd., which was a wholly owned subsidiary of the Company, to succeed to the entire business of the Company on February 21, 2013 by absorption-type demerger, and became a pure holding company. On the same day, the Company changed its trade name to UNY Group Holdings Co., Ltd. as a pure holding company, and UNY Group Holdings Co., Ltd. changed its trade name to UNY Co., Ltd. as an operating company.

Guide to the Exercise of Voting Rights via the Internet, etc.

Please acknowledge the following matters before exercising your voting rights via the Internet, etc.

1.	Website for exercising voting rights

Exercise of your voting rights via the Internet can be made only by accessing the following website for exercising voting rights designated by the Company.

URL of voting rights exercise website: http://www.web54.net

2.	Treatment of exercise of voting rights

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